Exhibit 10.1

LOAN AND SECURITY AGREEMENT

between

SECUREALERT, INC.,
SECUREALERT MONITORING, INC.,
and
MIDWEST MONITORING AND SURVEILLANCE, INC.,

as Borrowers,

and

SAPINDA UK LIMITED,

as Lender and Agent

Dated as of August 19, 2011

Table of Contents

SECTION 1 DEFINITIONS		1
1.1	UCC Definitions	1
1.2	Accounting Definitions and Financial Statements	1
1.3	Certain Defined Terms	2
1.4	Other Definitional Provisions	21
1.5	Construction	22
SECTION 2 LOAN AND COLLATERAL		22
2.1	Loan	22
2.2	Increase in Maximum Credit Amount and Commitments.	23
2.3	Use of Proceeds	24
2.4	Interest.	24
2.5	Fees.	25
2.6	General Provisions Regarding Payments and Principal Payments.	26
2.7	Grant of Security Interest	27
2.8	Preservation of Collateral and Perfection of Security Interests Therein	28
2.9	Possession of Collateral and Related Matters	30
2.10	Waiver of Defenses	30
2.11	Release of Security Interests	31
2.12	Taxes	31
SECTION 3 CONDITIONS TO CLOSING AND advances		34
3.1	Conditions to Closing	34
3.2	Conditions for Future Advances	37
SECTION 4 REPRESENTATIONS AND WARRANTIES		38
4.1	Organization, Powers, Capitalization.	38
4.2	Authorization of Borrowing; No Conflict	39
4.3	Financial Condition	39
4.4	Indebtedness and Liabilities	40
4.5	Account Warranties; Representations and Warranties Regarding Borrowing Base Certificates	40
4.6	Names, Entity Changes	41
4.7	Jurisdictions; Locations; FEIN	41

i

4.8	Title to Properties; Liens	42
4.9	Litigation; Adverse Facts	42
4.10	Payment of Taxes	42
4.11	Performance of Agreements	42
4.12	Employee Benefit Plans	43
4.13	Intellectual Property	43
4.14	Broker's Fees	44
4.15	Environmental Compliance	44
4.16	Disclosure	44
4.17	Insurance	45
4.18	Compliance with Laws	45
4.19	Bank Accounts	45
4.20	Subsidiaries and Affiliates	45
4.21	Employee Matters	46
4.22	Governmental Regulation	46
4.23	Receivables and Payables	46
4.24	Trade Relations	46
4.25	Absence of Defaults	46
4.26	Credit Policies	46
4.27	Chattel Paper	46
4.28	Debt Securities and Instruments	47
SECTION 5 AFFIRMATIVE COVENANTS		47
5.1	Financial Statements and Other Reports	47
5.2	Access to Accountants	52
5.3	Inspection	52
5.4	Collateral Records	53
5.5	Account Covenants; Verification	53
5.6	Corporate Existence	53
5.7	Payment of Taxes	53
5.8	Maintenance of Properties; Insurance	54
5.9	Compliance with Laws	54
5.10	Further Assurances	54
5.11	Collateral Locations	54
5.12	Landlords and Bailees	55

5.13	Use of Proceeds and Margin Security	55
5.14	Revisions or Updates to Schedules	55
5.15	Accuracy of Information	55
5.16	Delivery and Control of Certain Collateral; Requirements to Give Notice of Future Acquisition of Certain Collateral	56
5.17	Chattel Paper	57
5.18	Post-Closing Obligations	57
SECTION 6 NEGATIVE COVENANTS		57
6.1	Indebtedness	58
6.2	Guaranties	58
6.3	Transfers, Liens and Related Matters.	58
6.4	Restriction on Fundamental Changes	59
6.5	Transactions with Affiliates	59
6.6	Environmental Liabilities	59
6.7	Conduct of Business	60
6.8	Compliance with ERISA	60
6.9	Subsidiaries	60
6.10	Fiscal Year	60
6.11	Press Release; Public Offering Materials	60
6.12	Payments on and Amendments to Subordinated Debt	61
6.13	Organizational Documents	61
6.14	No Impairment of Restricted Payments	61
6.15	Advances, Loans or Investments	61
6.16	Management or Consulting Fees	61
6.17	Hedging Agreements	62
6.18	Financial Covenants	62
6.19	Payments on Contracts	62
6.19	Real Estate Acquisitions	62
SECTION 7 DEFAULTS, RIGHTS AND REMEDIES		63
7.1	Event of Default	63
7.2	Acceleration	66
7.3	Application of Proceeds	66
7.4	Remedies	66
7.5	Appointment of Attorney-in-Fact	67

7.6	Limitation on Duty of Agent with Respect to Collateral	68
7.7	Application of Proceeds	68
7.8	License of Intellectual Property	68
7.9	Waivers, Non-Exclusive Remedies	69
SECTION 8 MISCELLANEOUS		69
8.1	Entire Understanding	69
8.2	Set Off	70
8.3	Expenses and Attorneys' Fees	70
8.4	Indemnity	71
8.5	Amendments and Waivers	72
8.6	Notices	72
8.7	Joint and Several Liability.	73
8.8	Waiver of Subrogation	74
8.9	Survival of Warranties and Certain Agreements.	75
8.10	Indulgence Not Waiver	75
8.11	Marshaling; Payments Set Aside	75
8.12	Independence of Covenants	76
8.13	Severability	76
8.14	Headings	76
8.15	APPLICABLE LAW	76
8.16	Successors and Assigns	76
8.17	No Fiduciary Relationship; Limitation of Liabilities.	76
8.18	CONSENT TO JURISDICTION	77
8.19	WAIVER OF JURY TRIAL	77
8.20	Process Agent Appointment	78
8.21	Construction	78
8.22	Counterparts; Effectiveness	78
8.23	No Duty	78
8.24	Communications by Borrowers to Finance Parties	78
8.25	Confidentiality	78
8.26	Borrower Materials	79
8.27	Distribution of Borrower Materials	80
8.28	Acknowledgements	80
8.29	Electronic Execution of Loan Documents	80

8.30	USA Patriot Act	81
SECTION 9 ASSIGNMENTS AND PARTICIPATIONS		81
9.1	Assignments and Participations.	81
9.2	Several Liability	83
9.3	Assignments Requiring Borrowers' Consent	84
SECTION 10 AGENT		84
10.1	Appointment of Agent	84
10.2	Reliance on Agent	85
10.3	Powers	85
10.4	Disbursements	85
10.5	Distribution and Apportionment of Payments.	86
10.6	Consents and Approvals.	88
10.7	Agency Provisions Relating to Collateral.	89
10.8	Lender Actions Against Borrower or the Collateral	90
10.9	No Assignment and Participation to Borrowers	91
10.10	Ratable Sharing	91
10.11	General Immunity of Agent	91
10.12	No Responsibility for Loan, Recitals, etc	91
10.13	Action on Instructions of Lenders	92
10.14	Employment of Agents and Counsel	92
10.15	Reliance on Documents; Counsel	92
10.16	Agent's Reimbursement and Indemnification	92
10.17	Rights as a Lender	93
10.18	Lenders' Credit Decisions	93
10.19	Notice of Events of Default	93
10.20	Successor Agent	93

v

Exhibits and Schedules

Exhibit A	-	Form of Borrowing Base Certificate for Advances
Exhibit B (1-3)	-	Form of Lease Agreements
Exhibit C	-	Assignment & Assumption Agreement
Exhibit D	-	List of Public Lenders

Schedule 1.3(A)	-	Existing Liens
Schedule 2.3	-	Use of Proceeds
Schedule 3.1(I)	-	Litigation
Schedule 4.1(C)		Capitalization
Schedule 4.2	-	Conflicts
Schedule 4.3(C)	-	Pro Forma and Projections
Schedule 4.4	-	Indebtedness
Schedule 4.6	-	Names
Schedule 4.7	-	Locations; FEIN
Schedule 4.9	-	Litigation; Adverse Facts
Schedule 4.10	-	Payment of Taxes
Schedule 4.12	-	Pension Benefit Plans and Multiemployer Plans
Schedule 4.13	-	Intellectual Property
Schedule 4.14	-	Broker’s Fees
Schedule 4.15	-	Environmental Compliance
Schedule 4.17	-	Insurance
Schedule 4.18	-	Licenses and Permits
Schedule 4.19	-	Bank Accounts
Schedule 4.20	-	Subsidiaries & Affiliates
Schedule 4.21	-	Employee Matters
Schedule 4.26	-	Credit Underwriting Policies
Schedule 4.27	-	Chattel Paper
Schedule 4.28	-	Debt Securities and Instruments
Schedule 5.16 (A)	-	Investment Property, Securities and Commodity Contracts
Schedule 5.16 (B)	-	Letter of Credit and Letter of Credit Rights
Schedule 5.16 (C)	-	Commercial Tort Claims
Schedule 6.1	-	Subordinated Indebtedness
Schedule 6.2	-	Guaranties
Schedule 6.5	-	Transactions with Affiliates
Schedule 6.15	-	Permitted Investments
Schedule 6.16	-	Management or Consulting Fees

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is dated as of August 19, 2011, and entered into by and among SECUREALERT, INC., a Utah corporation (“SecureAlert”), SECUREALERT MONITORING, INC., a Utah corporation (“SMI”) and MIDWEST MONITORING AND SURVEILLANCE, INC., a Minnesota corporation (“Midwest”  and together with SecureAlert and SMI, collectively the “Borrowers” and each singularly a “Borrower”), each with a mailing address of 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070, and SAPINDA UK LIMITED, a limited liability company organized under the laws of the United Kingdom, as “Lender” and as “Agent” (each as defined below), with a mailing address of 25 Park Lane, W1K 1RA, London, United Kingdom.

RECITALS

WHEREAS, Borrowers desire to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrowers, which will be used by Borrowers pursuant to Section 2.3 hereof; and

WHEREAS, Borrowers desire to secure their collective Obligations under the Loan Documents, by, inter alia, granting to Agent a security interest in and lien upon all of the personal property and assets of the Borrowers and the Guarantors for the benefit of the Finance Parties (as defined below).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Agent and Lender agree as follows:

SECTION 1  DEFINITIONS

1.1           UCC Definitions.  Unless otherwise defined herein, the following capitalized terms shall have the respective meanings given to them in Article 9 and/or Article 8 of the UCC:  Accessions, Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Documents, Equipment, Fixtures, General Intangibles, Goods, Financial Assets, Instruments, Inventory, Investment Property, Letter of Credit Rights, Money, Negotiable Instruments, Payment Intangibles, Proceeds, Promissory Note, Records, Securities Account, Security (and Certificated Security and Uncertificated Security), Security Entitlement, Software and Supporting Obligations.

1.2           Accounting Definitions and Financial Statements.  As used in this Agreement, the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.3 or elsewhere in this Agreement shall have the respective meanings given to them under GAAP.  All financial statements and other financial information furnished to Agent pursuant to Section 5.1 shall be prepared in accordance with GAAP and past practices, consistently applied.  Notwithstanding anything to the contrary contained in the foregoing, for the purposes of calculating Borrowers’ compliance with the financial covenants set forth in Section 6.18 hereof and determining the meaning of any accounting term not otherwise defined hereunder and used in the definitions used in the calculation of such financial covenants, “GAAP” shall mean generally accepted accounting principles in effect on and consistent with those used in the preparation of the audited Financial Statements for the fiscal year ended on the Reference Date.

1.3           Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings:

“Accounts” means all “accounts” as defined in the UCC, and all payments, and rights to payments, arising under or relating to any chattel paper, including electronic chattel paper and tangible chattel paper, as defined in the UCC.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC.

“Advance(s)” means any monies advanced or credit extended to Borrowers, or any of them, by Lender under the Loan.

“Advance Repayment Date” means August 31, 2014.

“Affiliate” shall have the meaning given such term under Rule 12b-2 of the Exchange Act.

“Agent” means Sapinda UK Limited in its capacity as the administrative agent and collateral agent pursuant to this Agreement and not in its capacity as a Lender.

“Agreement” means this Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

“Asset Disposition” means the disposition, in any transaction or series of related transactions, whether by sale, lease or sublease, as lessor or sublessor, sale and leaseback, assignment, conveyance, transfer or other disposition or exchange of any of the assets of any Borrower, or any Subsidiary (whether such assets are now owned or hereafter acquired), including, without limitation, the Capital Stock of any Borrower, or any Subsidiary, in each case whether or not consideration therefore consists of cash, Securities or other assets owned by the acquiring Person.

“Assignment” has the meaning given to such term in Section 9.3 below.

“Assignment and Assumption” has the meaning given to such term in Section 9.1(A) below.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board” means, as to any Person other than an individual, the board of directors (or any equivalent body of partners, members or managers) having governance and management over such Person).

“Borrowers” and “Borrower” shall have the meanings assigned to such terms in the preamble to this Agreement and shall extend to all successors and permitted assigns of such Borrower.

“Borrower Materials” has the meaning given to such term in Section 8.26 below.

“Borrowing Base” means as of the date of determination thereof, an amount equal to the lesser of (i) the Maximum Credit Amount minus the aggregate principal amount of Advances outstanding at such time, or (ii) the sum of: (A) seventy percent (70%) of Eligible Accounts, plus (B) the lesser of (1) seventy percent (70%) of the “Monitoring Services” quarterly revenues and (2) the product obtained by multiplying SecureAlert’s gross margin for “Monitoring Services” (i.e., the difference between “Monitoring Services” revenue and “Monitoring Services” costs) by 1.4, plus (C) fifty percent (50%) of the amount of Eligible Purchase Orders.  For purposes of clause (ii)(B) of this definition, SecureAlert’s quarterly “Monitoring Services” revenue and costs shall be as reflected in the “Condensed Consolidated Statements of Operations” contained in SecureAlert’s Form 10-Q quarterly filings with the SEC, except that for SecureAlert’s last fiscal quarter of each fiscal year, quarterly “Monitoring Services” revenue and costs shall be the amounts reflected in the “Condensed Consolidated Statements of Operations” for the fiscal year contained in SecureAlert’s Form 10-K filings with the SEC less the sum of “Monitoring Services” revenue and costs for the first three fiscal quarters of such fiscal year that are included in such Form 10-K.

“Borrowing Base Certificate” shall have the meaning assigned to such term in Section 5.1(H).

“Business Day” means any day excluding (a) Saturday, Sunday and any day which is a legal holiday under the laws of the State of Utah, and (b) a day on which banking institutions located in the State of Utah are required or permitted to be closed.

“Capitalized Lease” means: (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of Borrowers and their consolidated Subsidiaries, and (b) any other such lease, the obligations under which are capitalized on the balance sheet of Borrowers and their consolidated Subsidiaries.

“Capitalized Lease Obligation” means any and all indebtedness and obligations under any Capitalized Lease.

“Capital Stock” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Casualty Event” means the occurrence of any of the following events: (i) any asset or property owned by any Borrower is damaged or destroyed, or suffers any other loss or (ii) any asset or property owned by any Borrower is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose for which such asset or property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, provided that damage, destruction or loss of one or more Tracking Units, the value of which is immaterial compared to the value of all Tracking Units then owned by Borrowers, shall not constitute a Casualty Event.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”  means any of the following:  (a) the failure of John Hastings to remain actively engaged in the management of each Borrower for any reason, and the determination of Agent, in its commercially reasonable judgment, that such failure is reasonably likely to have a Material Adverse Effect; (b) the failure of any Borrower to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of each of its Subsidiaries; or (c) the occupation of a majority of the seats on the Board of any Borrower by Persons who were not either (i) a member of the Board of such Borrower on the Closing Date or (ii) a Person nominated for election to and/or appointed as a member of the Board of such Borrower by a majority of the members of the Board at the time of such nomination or appointment who were either (x) members of such Board on the Closing Date or (y) nominated and/or appointed to such Board in accordance with this clause (ii).

“Closing Date” means August 19, 2011.

“Collateral” means, collectively, any and all personal property of all Borrowers, all Guarantors and any other Person on which a Lien in favor of Agent for the benefit of the Lenders party hereto from time to time has been created and/or granted to secure the Obligations under the Loan Documents, specifically including without limitation, the property and assets of each Borrower described in Section 2.7.

“Commitment” means, as to each Lender, the maximum amount of such Lender’s obligation or commitment to make an Advance pursuant to the terms of this Agreement or any applicable Assignment and Assumption.

“Confidential Information” has the meaning assigned to that term in Section 8.25.

“Control” means, with respect to any Person (other than an individual), the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of any Capital Stock and/or the ability to exercise voting power, by contract or otherwise, and “controlling” and “controlled” and “under common control”, with respect to any Person (other than an individual), have meanings correlative thereto.

“Control Agreement” means an agreement, in form and substance satisfactory to Agent, between Agent, the applicable Loan Parties and any other person Agent may require, with the provisions necessary to establish Agent’s control of any Deposit Account of any Loan Party.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 2.4(A).

“Defaulting Lender” has the meaning given to such term in Section 10.5(B).

“Draw Period End Date” means October 31, 2012, subject to extension by mutual agreement of Borrowers and all Lenders, in their respective sole and absolute discretion.

“Eligible Accounts” means all Accounts of any Borrower or Guarantor meeting all of the following specifications: (i) (A) the Account is lawfully and exclusively owned by such Borrower or Guarantor, (B) it is subject to no Lien (other than Liens granted under this Agreement), and (C) such Borrower or Guarantor has the right of assignment thereof and the power to grant a security interest therein; (ii) the Account is valid and enforceable and represents the undisputed indebtedness of an Account Debtor; (iii) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; provided, however, that such an Account shall not be an Eligible Account only to the extent of such deferral, set-off, deduction, discount, chargeback, allowance for adjustment, etc., subject to Agent’s determination that the balance of such Account is reasonably likely to be collected; (iv) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (v) the Account arose in the ordinary course of such Borrower’s or Guarantor’s business; (vi) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution or insolvency of the Account Debtor has been received by Agent, Lender, any Borrower or Guarantor; (vii) the Account is an Account for which Agent believes that the validity, enforceability or collection of the Account is not invalid or otherwise impaired; (viii) the Account Debtor is not a Subsidiary or Affiliate of any Borrower or Guarantor; (ix) the Account is owed by an Account Debtor as to whom any Account owing by such Account Debtor is not an Eligible Account; (x) the Account does not arise pursuant to a government contract with the U.S. Government, or any department or agency thereof, unless such Borrower or Guarantor has complied, for the benefit of Agent, with the Assignment of Claims Act; (xi) the Account is not an Account on which the Account Debtor is obligated to such Borrower or Guarantor under any Instrument (it being understood that for purposes of this clause (xi), payment of an Account by an Account Debtor by check shall not in itself constitute an ineligible Account under this clause (xi)); (xii) the transaction which gave rise to the Account complies in all material respects with all applicable laws, rules and regulations of any Governmental Authority; (xiii) no Account of the Account Debtor is more than ninety (90) days past due from the date of invoice; (xiv) each representation or warranty made in this Agreement as to each Account or the Accounts is true and correct in all material respects as to the Account (including without limitation the representations in Section 4.5 below); and (xv) the Account meets such other specifications and requirements which may from time to time be established by Agent in its discretion, exercised in a commercially reasonable manner.

“Eligible Purchase Order” means a valid and enforceable purchase order contract between a Loan Party as purchaser and the counterparty to such purchase order contract as seller, the subject of which purchase order contract is the sale to a Loan Party of Tracking Units.  No purchase order contract shall be deemed to be an Eligible Purchase Order unless (i) it is entered into by a Loan Party for the purpose of enabling such Loan Party to fulfill the Tracking Unit requirements contained in a Valid Lease Agreement then in effect; and (ii) such Valid Lease Agreement (A) does not permit the lessee thereunder to cancel or terminate such Agreement at will and (B) contains a leasing term applicable to the lease of the applicable Tracking Units to be purchased of not less than 12 months.  Notwithstanding anything herein to the contrary, agreements in substantially the form of Lease Agreements set forth in Exhibits B(1), B(2) and B(3), and multi-agency contracts with terms (including leasing term and contract termination and cancellation provisions) substantially similar to the form of said Lease Agreements, shall be deemed to satisfy the requirements set forth in clauses (ii)(A) and (ii)(B) of this definition.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan) which (a) is maintained for employees of any member of the ERISA Affiliate Group or (b) has at any time within the preceding six (6) years been maintained for the employees of any current of former member of the ERISA Affiliate Group.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means any present or future Laws (as implemented and as interpreted) governing the manufacture, possession, generation, processing, treatment, control, removal, disposal, disposition, storage, transportation, handling, spill, release or discharge of, or the abatement or remediation of or any corrective or response action relating to, Hazardous Materials, including as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (42 U.S.C. §§9601 et seq.) (b) the United States federal Solid Waste Disposal Act, (c) the United States federal Clean Water Act, (d) the United States federal Clean Air Act, (e) the Hazardous Materials Transportation Act (49 U.S.C. §§1801, et seq.), (f) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), (g) the United States federal Water Pollution Control Act Amendments of 1972, (h) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), (i) any and all comparable and/or similar Laws of any foreign government (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government), (j) the rules, regulations and ordinances of the United States Environmental Protection Agency, (or any equivalent environmental regulatory or protection agency or instrumentality of any state, territorial, provincial, local or foreign government), and any departments of health services, regional water quality control boards, state water resources control boards, and/or cities in which any Borrower’s or Subsidiary’s assets are located and (k) any consent orders or consent decrees or any similar voluntary agreements entered into between any applicable Person and any applicable Governmental Authority (specifically including the United States Environmental Protection Agency, (or any equivalent environmental regulatory or protection agency or instrumentality of any state, territorial, provincial, local or foreign government), or any injunctions, orders or decrees issued by any such applicable Governmental Authority with respect to any such applicable Person and/or its property and assets, regarding the manufacture, possession, generation, processing, treatment, control, removal, disposal, disposition, storage, transportation, handling, spill, release or discharge of, or the abatement or remediation of or any corrective or response action relating to, Hazardous Materials by such applicable Person and/or on any real property owned or operated by such applicable Person.

“Equity” means the amount of shareholder equity of Borrowers as shown on a consolidated balance sheet of Borrowers prepared in accordance with GAAP

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate Group” means, collectively, (i) Borrowers, (ii) any Person who is or was at any time within the preceding six (6) years a Subsidiary of any Borrower and (iv) any other Person (and/or unincorporated trade trades or business) which either now is, or was at any time within the preceding six (6) years, treated as a single employer together with any one or more of the Borrowers or any such Subsidiaries (or former Subsidiaries) or Borrowers within the meaning of Section 414(b) and (c) of the IRC.

“Event of Default” means any of the events set forth in Section 7.1.

“Excess Interest” has the meaning assigned to that term in Section 2.4(C)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” means any asset of a Loan Party, or any right or interest that a Loan Party may have in any asset it uses in its business (including equipment being leased), in which such Loan Party is prohibited from pledging, assigning or granting a security interest because of enforceable contractual restrictions binding upon such Loan Party pertaining to such asset, right or interest at the time such Loan Party obtained an interest therein; provided, that such Loan Party did not insert any such restriction in any contract, agreement or document or otherwise structure its acquisition of such asset (or any right or interest therein) for the purpose of excluding it from the Collateral subject to the Lien granted to Agent herein; provided, further, that any such asset, right or interest excluded from the Collateral pursuant to this definition shall cease to be so excluded immediately at such time as any such contractual restriction ceases to exist.

“Excluded Taxes” means, with respect to any Lender, (a) any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, (b) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(E), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.12(A).

“Finance Parties” means, collectively, Agent and any Lender from time to time a party hereto.

“Financial Statements” means (a) the unaudited consolidated and consolidating balance sheet of Borrowers and their consolidated Subsidiaries for the Fiscal Year ended on the Reference Date, and the related consolidated and consolidating statement of operations, shareholder’s or member’s (as applicable) equity and cash flows for Borrowers and their consolidated Subsidiaries for the Fiscal Year then ended as prepared by Borrowers’ independent registered public accounting firm, and (b) the unaudited consolidated and consolidating Company prepared balance sheet of Borrowers and their consolidated Subsidiaries for the fiscal quarter ended March 31, 2011, and the related consolidated and consolidating statement of operations, shareholder’s or member’s (as applicable) equity and cash flows for Borrowers and their consolidated Subsidiaries for such fiscal quarter then ended prepared by Borrowers’ management.

“Fiscal Year” means each twelve month fiscal measurement period for Borrowers and their consolidated Subsidiaries ending on the last day of September in each year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of any Borrower that is organized in a jurisdiction outside of the United States of America.

“Formula Amount” means at any time the amount obtained under clause (ii) of the definition of Borrowing Base.

“Funding Date” has the meaning given to such term in Section 10.4(A) below.

“GAAP” means, subject to the application of Section 1.2, generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, territorial, provincial or local, and any agency, authority, division, department, instrumentality, regulatory body, court (including any administrative court) or other judicial body or judicial authority, central bank or other entity exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government.

“Grace Period End Date” has the meaning given in Section 7.1(C).

“Guarantors” means, collectively, Court Programs, Inc., Court Programs of Florida, Inc., and any other Person that may hereafter from time to time execute any guaranty and suretyship agreement in favor of Agent for the benefit of each Finance Party with respect to the Obligations, and shall extend to all heirs, estates, successors and permitted assigns of each such Person.

“Guarantor Security Documents” means, collectively, those various agreements, instruments and documents, including all security agreements, charging agreements, etc., which may from time to time be executed by the respective Guarantors pursuant to which any Guarantor shall at any time grant Liens to Agent in such of its personal property,  tangible and/or intangible, described therein as security for the payment and performance of the Obligations, as each such agreement, instrument or document may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty” means, individually, and “Guarantees” means, collectively, any  unconditional guaranty and suretyship agreement executed by any Guarantor in favor of Agent for the benefit of each Finance Party, pursuant to each of which the respective Guarantor(s) shall give a continuing and unconditional agreement to guaranty and stand surety for the Obligations, whether any such guaranty and suretyship agreement shall be executed as of the date hereof or at any time in the future, as any such agreement may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

“Hazardous Material” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or significant adverse effect on human health or are otherwise subject to regulation under any Environmental Laws, (b) oil, petroleum or petroleum derived substances or products, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any flammable explosives, radon or any radioactive materials, (d)  asbestos in any form, methane, urea formaldehyde foam insulation, polychlorinated biphenyls (or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls) or lead based paint, (e) all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (42 U.S.C. §§9601 et. seq),  the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and any other applicable federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity, swap, collar, cap, floor or forward rate agreement, or hedging, trading or speculation or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Indebtedness”, as applied to any Person, means without duplication:  (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, drafts or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services; (f) all indebtedness of others of a type described in any other clause of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person or is non-recourse to such Person; (g) all direct or indirect guarantees, endorsements (other than for collection or deposit in the ordinary course of business), discountings with recourse or sales with recourse by such Person of indebtedness of others of a type described in any other clause of this definition; (h) that portion of any Capital Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; (i) all obligations, contingent or otherwise, of such Person in respect of letters of credit and letters of guaranty; (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (k) all obligations of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof (other than such Person) will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, or interest rate or commodity pricing speculation, including, without limitation, any Hedging Agreement.  The Indebtedness of Borrowers and their Subsidiaries shall include the Indebtedness of any other entity (including any partnership in which any Borrower or any of its Subsidiaries is a general partner) to the extent such Borrower or Subsidiary is liable therefore as a result of such Borrower’s or Subsidiary’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Borrower or Subsidiary is not liable therefore.

“Indemnified Liabilities” has the meaning given in Section 8.4.

“Indemnitees” has the meaning given in Section 8.4.

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefore, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement executed in favor of Agent for the benefit of each Finance Party by the Loan Parties, dated as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

“Intercreditor Agreement” means any subordination agreement, intercreditor agreement or other similar document in favor of the Finance Parties, in form and substance acceptable to Agent in its discretion pertaining to any Subordinated Debt and executed and delivered to Agent, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Knowledge” shall mean, as follows:

(A)           an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(i)           such individual is actually aware of such fact or other matter; or

(ii)           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

(B)           a Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means, collectively, all statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (in each case whether federal, state, provincial, territorial, local and foreign) applicable in any relevant circumstance to any relevant Person (specifically including any Borrower or Guarantor), any relevant property and/or assets (specifically including any property and/or assets of any Borrower or Guarantor) or any relevant interest (including any Lien) in any such relevant property and/or assets, and/or any relevant agreement, contract, instrument or document (specifically including this Agreement and each other Loan Document), including all applicable common law and equitable principles, all provisions of all applicable federal, state, provincial, territorial, local and foreign constitutions, and all orders, judgments, injunctions and decrees of all relevant courts and other Governmental Authorities and other arbitrators with respect to such relevant Person or relevant property or assets and all consent orders and consent decrees and all similar voluntary agreements entered into between any relevant Person and any applicable Governmental Authority with respect to such relevant Person or relevant property or assets.

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include all Indebtedness.

“Lease Agreement” means a lease agreement between any Borrower or Guarantor, as lessor, and the Person named therein as lessee, (a) in substantially the form of Exhibit B(1), (2) or (3) or (b) in the form of a multi-agency contract with terms (including leasing term and contract termination and cancellation provisions) substantially similar to the forms of Exhibit B(1), (2) or (3), and shall include all collateral for such lease agreement, including without limitation, any guaranty executed in favor of such Borrower or Guarantor, as lessor, and all rights of the lessor thereunder and all rights of the lessor with respect to the equipment or other property of the lessor that is the subject of such lease agreement.

 “Lender” means Sapinda UK Limited and/or any Person that becomes a party hereto as a “Lender.”  A Person that is a Lender shall cease to be a Lender for purposes of this Agreement only if such Person has entered into an Assignment and Assumption as to all of such Person’s interest in this Agreement and such Person’s obligations as a Lender hereunder have been entirely released as provided herein.

“Lender Advance” has the meaning given to such term in Section 10.4(A) below.

“Lender Default Obligation” has the meaning given to such term in Section 10.5(B) below.

“Lender Default Rate” has the meaning given to such term in Section 10.5(B) below.

“Lender Reply Period” has the meaning given to such term in Section 10.6(D) below.

“Lien” means any lien (whether statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” has the meaning assigned to such term in Section 2.1.

“Loan Documents” means this Agreement, each Note, the Pledge Agreement, the Guaranties, the Guarantor Security Documents, the Intellectual Property Security Agreement, each Control Agreement, the Post Closing Letter and all other instruments, documents, guaranties and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for Lenders or Agent in connection with this Agreement, the Loan or any other transaction contemplated by this Agreement, and any other document designated as such by the Agent and the Borrowers, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means each of the Borrowers and the Guarantors and shall extend to all successors and permitted assigns of each such Person.

“Material Adverse Effect” means a material adverse effect upon or material adverse developments with respect to (a) the businesses, results of operations, properties, Collateral, financial condition, prospects or material agreements of Borrowers as a whole, (b) the ability of any Loan Party to fully and timely perform its Obligations under any Loan Document to which it is a party, (c) the validity or enforceability against a Loan Party of a Loan Document to which it is a party, (d) the value of the Collateral or the Liens (or the priority thereof) in favor of Agent for the benefit of each Finance Party on the Collateral, or (e) any of the rights, remedies and benefits available to, or conferred upon, any Finance Party under any Loan Document and/or the ability of any Finance Party to enforce or collect any of the Obligations.

“Maximum Credit Amount” means Eight Million Dollars ($8,000,000).

“Maximum Rate” has the meaning assigned to that term in Section 2.4(C).

“Midwest Deposit Account” means a deposit account to be opened no later than sixty (60) days following the Closing Date and maintained by Midwest at Zions First National Bank.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA and to which (i) any member of the ERISA Affiliate Group is currently making or accruing an obligation to make contribution; or (ii) any current or former member of the ERISA Affiliate Group has at any time within the preceding six (6) years made contributions.

“Multiple Employer Plan” means a Pension Benefit Plan which has two or more contributing sponsors (including any Borrower or Subsidiary or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (i) with respect to any issuance or sale of any equity or debt securities or instruments by any Borrower or any other financing obtained by any Borrower, the aggregate cash proceeds received by the applicable Borrower in respect of such Asset Disposition, net of reasonable direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred by Borrowers in connection with such Asset Disposition; (ii) with respect to any Asset Disposition relating to any property of any Borrower, the aggregate cash proceeds received by the applicable Borrower in respect of such Asset Disposition, net of (a) reasonable direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred by Borrowers, or any of them, in connection with such Asset Disposition, (b) repayment of any Indebtedness secured by such property or asset (other than the Obligations) that is permitted to be outstanding hereunder and (c) taxes paid or payable as a result thereof (it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the applicable Borrower in any such Asset Disposition); and (iii) with respect to any Casualty Event affecting any property of any Borrower, the aggregate cash proceeds received by the applicable Borrower in respect of such Casualty Event (whether as the proceeds of any insurance, payment of any condemnation or takings compensation by any Governmental Authority or otherwise), net of (a) reasonable direct costs (including, without limitation, legal fees) incurred by Borrowers, or any of them, in obtaining such cash proceeds in respect of such Casualty Event and (b) repayment of any Indebtedness secured by such property or asset (other than the Obligations) that is permitted to be outstanding hereunder.

“Note” means the secured promissory note dated as of the Closing Date executed jointly and severally by Borrowers, payable to Agent on behalf of and for the ratable benefit of the Lenders, in a form acceptable to Agent, and any other promissory note issued pursuant to Section 2.1(B).

“Obligations” means all loans, Advances, debts, covenants, duties, obligations, liabilities and indebtedness of every kind or nature of each and every Loan Party now or hereafter from time to time owed to any Finance Party under or in connection with the Loan Documents, including without limitation, the principal amount of the Loan, the Advances made pursuant thereto, all accrued and unpaid interest on the Advances under the Loan and fees (including the Prepayment Fee) owing to, and all obligations and liabilities for the costs and expenses of, any Finance Party (in each such case as and to the full extent provided for under the Loan Documents), and the payment of any amount owed under any amendment, modification, renewal, extension or novation of any of the above obligations, all whether present or future, primary or secondary, direct, contingent or unliquidated, fixed or otherwise, owed jointly or severally (or in any other capacity whatsoever) and all whether heretofore, now and/or from time to time hereafter owing, due and/or payable, including without limitation any interest, fees, costs and expenses accruing and owing at any time under the Loan Documents, whether before or after default, maturity and/or judgment, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, receivership, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided, however, that the Obligations shall specifically include any and all of such foregoing described debts, covenants, duties, obligations, liabilities and indebtedness of each Loan Party under any Guaranty.

“Officer’s Certificate” has the meaning assigned to that term in Section 5.1(E).

“Organizational Documents” means, as to any Person, collectively: (a) any articles or certificate of incorporation, organization or formation of such Person, (b) any bylaws, operating agreement, limited liability agreement or partnership agreement of such Person and (c) any other applicable documents relating to such Person’s organization or formation as a legal entity or to the entity governance matters of such Person (including any shareholders’ or equity holders’ agreement to which such Person and/or its shareholders or equity holders are a party).

“Other Taxes” shall have the meaning given to such term in Section 2.12(B).

“Over-Advance” shall have the meaning given to such term in Section 2.1(A).

“Over-Advance Notice” shall have the meaning given to such term in Section 2.6(E).

“Payment Taxes” shall have the meaning given such term in Section 2.12(A).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” means at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Affiliate Group for the employees of any of them; or (ii) has at any time within the preceding six (6) years been maintained by any current or former member of the ERISA Affiliate Group for employees of any entity which was at such time a member of the ERISA Affiliate Group.

“Percentage” means, with respect to each Lender, the percentage of the Maximum Credit Amount (as in effect from time to time in accordance with the terms of this Agreement) represented by such Lender’s Commitment.

“Permitted Disposition” means (i) a sale or lease of Inventory in the ordinary course of business; (b) a disposition of obsolete, worn out or excess Equipment or Inventory in the ordinary course of business, on fair and reasonable terms; and (c) the issuance of shares of the Capital Stock of SecureAlert on fair and reasonable terms.

“Permitted Encumbrances” means the following types of Liens:

(A)           Liens securing the Obligations;

(B)           Liens for taxes, assessments and governmental charges (other than Environmental Claims or ERISA) the payment of which is not yet due and payable or that are being Properly Contested;

(C)           landlords’, common carriers’, mechanics’, workers’, materialmen’s or other like Liens imposed by any applicable Law (but not voluntarily granted by any Borrower) arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being Properly Contested;

(D)           Existing Liens described on Schedule 1.3(A), but not the extension of coverage thereof to other property or assets;

(E)           Liens on fixed or capital assets (including Equipment) hereafter acquired to secure a portion of the purchase price thereof or costs of repair or improvement thereof, provided that any such Lien (1) shall not extend to or cover any other property of any Borrower, (2) shall secure Indebtedness permitted by clause (b) of Section 6.1, (3) is incurred (together with the Indebtedness secured thereby) prior to or within twenty (20) days after such acquisition or the completion of such construction or improvement, and (4) the principal amount of the Indebtedness secured thereby does not exceed the lesser of (x) the fair market value thereof or, (y) 100% of the cost of acquiring, constructing or improving such fixed or capital assets;

(F)           Liens arising from precautionary UCC financing statements in respect of operating leases (but not Capitalized Lease Obligations);

(G)           Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

(H)           deposits and pledges of cash made in the ordinary course of business securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance, social security or other forms of governmental insurance or benefits, (ii) obligations incurred in respect of the performance of bids, tenders, leases, contracts (other than for Indebtedness or for the payment of money) and statutory obligations or (iii) obligations incurred with respect to surety or appeal bonds, but only to the extent such obligations described in clauses (i) through (iii) arise in the ordinary course of business and are not past due;

(I)           Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree which does not constitute or result in an Event of Default under Section 7.1(H); and

(J)           other Liens incurred by any Borrower or Guarantor for which Agent may, in its sole discretion, hereafter give its written consent.

“Permitted Investments” means:  (a) investments of Borrowers outstanding on the date hereof and listed on Schedule 6.15 hereto, (b) investments by any Borrower in any direct or indirect Subsidiary of such Borrower that is also a Borrower or Guarantor hereunder, so long as such Guarantor has granted a Lien to Agent for the benefit of each Finance Party on substantially all of its personal property to secure the Obligations, (c) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one (1) year from the date of acquisition thereof, (d) marketable obligations issued or unconditionally guaranteed by any state of the United States of America or any political subdivision of any such state maturing within one (1) year from the date of acquisition thereof and having the highest rating obtainable from either Standard & Poor’s or Moody’s Investor Services, Inc., (e) commercial paper maturing no more than one (1) year from the date of creation thereof and having the highest rating obtainable from either Standard & Poor’s or Moody’s Investor Services, Inc., (f) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a commercial bank if such bank has a combined capital and surplus of at least $250,000,000; (g) any U.S. money market fund, a majority of the assets of which are invested in assets of the kind described in clauses (a) through (f) hereof, (h) investments consisting of (1) the accounts receivable of any Borrower arising and trade credit granted by any Borrower in the ordinary course of business and (2) any securities received by any Borrower from financially troubled Account Debtors in complete or partial satisfaction of any such accounts receivable or trade credit of any Borrower, and (i) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with Borrower’s past practices.

“Permitted Subordinated Debt” means Subordinated Debt which meets all of the criteria contained within the definition of that term, as well as the following criteria: (a) immediately prior to the incurrence of such Subordinated Debt, the aggregate amount of all Advances then outstanding equals the amount of the Borrowing Base then in effect, (b) after giving effect to the incurrence of such Subordinated Debt, the principal amount of all such Subordinated Debt then outstanding shall not exceed $8,000,000 in the aggregate, (c) the payment of such Subordinated Debt may not be guaranteed by any Guarantor, (d) such Subordinated Debt may not be incurred on a date later than the date which is two hundred forty (240) days after the Closing Date, and (e) Lender shall have received not less than ten (10) Business Days’ prior written notice of Borrowers’ intention to incur such Subordinated Debt, and during such period Lender shall not have elected to invoke any right of first refusal to advance such Subordinated Debt to Borrowers.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreement” means the Equity Interests Pledge Agreement executed by SecureAlert in favor of Agent for the benefit of the Finance Parties, dated as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

“Pledged Collateral” shall have the meaning given such term in the Pledge Agreement, and shall in any event include any and all Capital Stock issued by any Borrower or any Guarantor to SecureAlert.

“Post Closing Letter” shall mean that certain Post Closing Letter dated as of the date hereof by and between Agent and the Borrowers with respect to certain obligations of the Borrowers after the date hereof.

“Post-Default Plan” has the meaning given to such term in Section 10.7(D).

“Prepayment Fee” has the meaning assigned to that term in Section 2.5(A).

“Pro Forma” means the unaudited balance sheet of Borrowers and their consolidated Subsidiaries as of the Closing Date after giving effect to the Transactions contemplated by this Agreement.  The Pro Forma balance sheet of Borrowers and their Subsidiaries as of the Closing Date is annexed hereto as part of Schedule 4.3(C).

“Pro Rata Share” shall mean, at any time of determination as to any Lender, the proportion that the outstanding Loans of such Lender bear to the aggregate outstanding Loans held by all Lenders.

“Projected Net Revenue” has the meaning assigned to that term in Exhibit A annexed hereto.

“Projections” shall have the meaning given such term in Section 4.3(C).

“Properly Contested” means, in the case of any Indebtedness and/or any other liability of any Borrower (including any taxes) that is not paid as and when due and payable by reason of such Borrower’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or liability is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Borrower has established appropriate reserves with respect to its contingent obligations for such Indebtedness or liability as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness or liability shall not have a Material Adverse Effect and shall not result in the forfeiture of any assets of such Borrower; (iv) no Lien is imposed upon any of such Borrower’s assets with respect to such Indebtedness or liability, or, if any such Lien is so imposed,  enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute, and, if the Lien is imposed with respect to any property or assets that are part of the Collateral, such Lien shall not be senior in priority to Agent’s Liens in the Collateral with respect to any Obligations incurred through the date the applicable Borrower shall have commenced such contest; (v) if such Indebtedness or liability results from, or is determined by the entry, rendition or issuance against a Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Borrower, such Borrower forthwith and promptly pays such Indebtedness or liability and all penalties, interest and other amounts due in connection therewith.  Furthermore, no such Indebtedness or liability shall be deemed to be “Properly Contested” hereunder unless the applicable Borrower shall give written notice to Agent promptly upon (1) the commencement of any such contest proceedings (which such notice shall include information as to whether any Lien will be imposed on any assets or property of the applicable Borrower during the pendency of any such contest or proceedings and whether or not such Lien will have priority over Agent’s Liens in the Collateral with respect to any Obligations, whether such Obligations are incurred prior to, during, or after the commencement of such contest proceedings), (2) upon any development or determination or decision that is materially adverse to the interests of the applicable Borrower, and/or any of their property or assets in such contest proceeding, and (3) upon the resolution of such contest proceeding.

“Public Lender” has the meaning given to such term in Section 8.26.

“Reference Date” means September 30, 2010.

“Required Lenders” has the meaning given to such term in Section 10.5(B).

“Restricted Payment” means: (a) any declaration or payment of any dividend or other distribution or return of equity capital, direct or indirect, on account of any shares or other interest of any class of the Capital Stock of any Borrower or any Subsidiary now or hereafter outstanding, or the authorization or incurrence of any liability to make any other payment, distribution or delivery of other property in respect of any shares or other interest of any class of the Capital Stock of any Borrower or any Subsidiary, except a dividend payable solely with shares or other interests of the Capital Stock of the applicable Borrower or Subsidiary on which such dividend is declared or distribution made, (b)  any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt (except as expressly permitted under the applicable Intercreditor Agreement) or any shares or other interests of any class of the Capital Stock of any Borrower or any Subsidiary now or hereafter outstanding, or any payment to any sinking fund or similar payment or setting aside of any funds for any of the forgoing purposes, or the issuance of a notice of an intention to do any of the foregoing, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other interest of any class of the Capital Stock of any Borrower or any Subsidiary now or hereafter outstanding, or any payment to any sinking fund or similar payment or setting aside of any funds for any of the forgoing purposes, or the issuance of a notice of an intention to do any of the foregoing, (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares or other interest of any class of the Capital Stock of any Borrower or any Subsidiary or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (e) any payment, loan, contribution, or other transfer of funds or other assets or property to any holder of any shares or other interest of any class of the Capital Stock of any Borrower or any Subsidiary other than payment of compensation (including bonuses) in the ordinary course of business and consistent with past practices of Borrowers and their Subsidiaries to stockholders or other equity holders who are officers and/or employees of any Borrower Subsidiary for services actually rendered and (f) any other payments by any Borrower or any Subsidiary restricted by the terms of any of the Loan Documents.

“Specified Deposit Account” means each of (i) the account of Midwest held at Wells Fargo Bank, National Association, and (ii) the account of Midwest held at Citizen State Bank.

“Subordinated Debt” means any Indebtedness of any Borrower, the terms and conditions of which, at least two Business Days’ prior to the incurrence of such Indebtedness, have been consented to and approved by the Required Lenders in writing in the exercise of their respective sole and absolute discretion (which such consent and approval must be given by the Required Lenders prior to the incurrence thereof with respect to any such Indebtedness incurred after the date hereof), with respect to which the right of the holder of such Indebtedness to receive any payments thereon and (if applicable) any Liens in favor of such holder securing such Indebtedness (to the extent any such Liens were permitted under the Required Lenders’ consent and approval) are junior and subordinated to the prior right of Lender to receive payment in full of all Obligations, pursuant to a subordination or intercreditor agreement between Agent and such holder the form and substance of which is acceptable to Agent in the exercise of its sole and absolute discretion.

“Subsidiary” means, if applicable, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares or other interests of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person (and/or any of its other Subsidiaries).  Each reference to a “Subsidiary” or “Subsidiaries” herein shall be a reference to each and/or all Subsidiaries of each and all Borrowers, unless such reference clearly indicates such reference is a Subsidiary or the Subsidiaries of a particular Borrower or some other Person.

“Taxes” means all present and future federal, state, territorial, provincial, municipal, local, foreign and other governmental taxes, levies, imposts, duties, deductions, withholdings, claims, assessments, fees or other charges imposed by any Governmental Authority which are or may be due by any Borrower or any Subsidiary with respect to its business, operations, Collateral or otherwise, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (i) the Advance Repayment Date or (ii) any date on which Obligations are accelerated pursuant to Section 7.2 hereof.

“Total Funded Debt” means the amount equal to the sum of all Advances.

“Tracking Units” means electronic monitoring devices used to monitor the location of individuals.

“Transactions” means, the execution and delivery by Borrowers of this Agreement and the other Loan Documents, the making of the Loan and the consummation of the other transactions contemplated under this Agreement and the other Loan Documents.

“UCC” means the Uniform Commercial Code in the State of New York, as in effect and/or amended from time to time, and any successor statute, except that, when used in connection with the perfection, effect of perfection or nonperfection or priority of any Liens created hereunder or under any other Loan Documents, “UCC” means the Uniform Commercial Code as in effect and/or amended from time to time in the jurisdiction whose laws are required to govern such perfection, the effect of perfection or nonperfection or priority of any such Lien under the provisions regarding choice of law, conflicts of law and applicable governing laws under the Uniform Commercial Code of the State of New York as in effect and/or amended from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Valid Lease Agreement” means, as of any date of determination, any Lease Agreement which is then in full force and effect, and with respect to which (i) no event of default has occurred and is continuing, (ii) no notice of termination has been given, (iii) no notice of cancellation or rejection has been given and (iv) the underlying lessee is not the subject of a bankruptcy, insolvency or other similar state or federal proceeding.

1.4           Other Definitional Provisions.  References to “Sections”, “subsections”, “Exhibits” and “Schedules”, shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in this Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, (i) words importing any gender include the other genders; (ii) the words “including,” “includes” and “include” (whether or not preceded by the words “particularly” or “specifically”) shall be deemed to be followed by the words “without limitation”; (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall; (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, real and personal, including cash, Money, Securities, Accounts and contract rights; (vi) unless otherwise provided, all references to any instruments or agreements, including references to any of the other documents, shall be deemed to be a reference to such instrument or agreement, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time, but only if and to the extent such amendment, restatement, supplement, modification, extension or renewal are permitted and/or not prohibited by the terms hereof; (vii) references to Persons include their respective heirs, estates, successors and permitted assigns (in each case as applicable) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (vii) all references to statutes shall be deemed to include and also be a reference to any related regulations issued by any Governmental Authority under and/or in connection with such statues and all references to any statues and/or related regulations shall include any amendments of same and any successor statutes and regulations; and (vii) any reference to “dollars” or the symbol “$” shall mean currency of the United States of America.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs through the date on which such Default or Event of Default is waived in writing by the Required Lenders pursuant to this Agreement (or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement prior to maturing into an Event of Default). All references to particular times of day herein shall be a reference to the time as in effect in New York, New York on the applicable date.

1.5           Construction.  Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement and the other Loan Documents; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement and the other Loan Documents; (iii) this Agreement and each of the other Loan Documents has been drafted jointly by all of the parties hereto; and (iv) each Finance Party has no fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between each Lender and the Borrowers (and each of them), in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement and the other Loan Documents shall not be construed against or in favor of another party.

SECTION 2  LOAN AND COLLATERAL

2.1           Loan.  Subject to the terms and conditions of this Agreement and the Note, Lender hereby agrees to make a credit facility (the “Loan”) available to Borrower in the aggregate principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) as follows:

(A)           Advances.  Borrower may request and receive Advances under the Loan, repay such Advances (subject to any Prepayment Fee), and re-borrow the same; provided, however, that the aggregate principal balance of Advances outstanding at any time shall not exceed the Maximum Credit Amount.  Lender shall not be required to make any Advance if, after giving effect to such Advance, the aggregate principal amount of all outstanding Advances would exceed the Borrowing Base then in effect; provided, however, Lender may from time to time, in its sole discretion, make Advances in excess of the Borrowing Base (any such Advance made in excess of the Borrowing Base being referred to herein as an “Over-Advance”).  The Borrowers shall not request, and the Lender shall not be required to make, any Advance on or after the Draw Period End Date.  The Loan shall cease and terminate on the Termination Date, unless extended by mutual written agreement signed by Borrowers and the Finance Parties, which agreement shall clearly and unequivocally state that it is made for the purpose of amending this Agreement and the Note.  The entire unpaid principal balance of the Loan and Note, together with accrued interest thereon and any other unpaid fees or charges owed by Borrowers to any Finance Party under the Loan Documents, shall become due and payable on the Termination Date.

(B)           Note.  On the Closing Date, Borrowers shall execute jointly and severally and deliver a promissory note to Agent, on behalf of and for the ratable benefit of the Lenders, the principal amount of which shall equal the Maximum Credit Amount.  Such Note shall evidence Borrowers’ unconditional and joint and several obligation to repay Lenders for all Advances made from time to time under the Loan, with interest as herein provided.  Each Advance under the Loan shall be deemed evidenced by such Note, which is deemed incorporated herein by reference and made part hereof.  At any time and from time to time any Lender may request that any Advance made by it hereunder be evidenced by a promissory note payable to such Lender, and in such event, the Borrowers shall promptly execute jointly and severally and deliver to such Lender a promissory note in the principal amount of such Advance payable to such Lender.  Such promissory note shall be in substantially the same form as the Note issued to Agent on the Closing Date pursuant to this Subsection (B), with such changes as are appropriate and as otherwise reasonably satisfactory to Agent.  If Borrowers execute and deliver a promissory note to any individual Lender pursuant to the preceding two sentences, then the principal amount of the Note delivered to Agent on the Closing Date pursuant to this Subsection (B) shall be deemed automatically reduced by the principal amount of any promissory note given to an individual Lender, such that at no time shall the aggregate principal amount of all promissory notes issued by Borrowers pursuant to this Subsection (B) exceed the Maximum Credit Amount.

(C)           Maturity.  The Loan shall become due and payable on the Termination Date.  On such date, unless having been sooner accelerated, automatically or otherwise pursuant to the terms hereof, all sums owing under the Loan shall be due and payable in full.

(D)           Advance Procedures.  Within fifteen (15) days following the Closing Date, Lenders agree to make an initial Advance to Borrowers in the principal amount of Four Million Dollars ($4,000,000), regardless of the Borrowing Base in effect on the Closing Date.  By delivering a fully executed copy of this Agreement to Agent on the Closing Date, Borrowers shall be deemed to have made an irrevocable request for such initial Advance.  Thereafter, Borrowers shall provide Agent with not less than thirty (30) days’ prior written notice of their request to obtain an Advance under the Loan (and the Agent will promptly notify each Lender of the details of each requested Advance).  Such notice from the Borrowers shall be irrevocable.  Each Advance shall be for amounts of not less than $250,000.  Among other information, each request for an Advance shall be accompanied by a current, duly completed Borrowing Base Certificate.  Proceeds of each Advance shall be deposited in Borrowers’ principal operating account with Zions First National Bank.

2.2           Increase in Maximum Credit Amount and Commitments.

(A)           Request for Increase.  Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may from time to time request an increase in the Maximum Credit Amount by an amount for all such requests not exceeding $8,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(B)           Lender Elections to Increase.  Each Lender shall notify the Agent within the time period designated in the notice given pursuant to the preceding subsection (A) whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(C)           Notification by Agent.  The Agent shall promptly notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.

(D)           Effective Date and Allocations.  If the aggregate Commitments are increased in accordance with this Section 2.2, the Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase among the Lenders, which increase may be based on the Lenders’ respective Percentages or on some other basis acceptable to them.  The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(E)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 4 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default exists.  Borrowers shall prepay any Advances outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Advances ratable with any revised Percentages arising from any nonratable increase in the aggregate Commitments under this Section 2.2; provided, however, Borrowers shall not be required to pay any Prepayment Fee with respect to such prepayments, which Prepayment Fee is waived by Lenders.

(F)           Conflicting Provisions.  This Section 2.2 shall supplement and supersede any provisions in Sections 10.6 or 10.10 to the contrary.

2.3           Use of Proceeds.  The proceeds of the initial Advance made on the Closing Date shall be used as set forth on Schedule 2.3.  The proceeds of subsequent Advances shall be used to finance Borrowers’ ongoing working capital and capital expenditure requirements and other special projects.

2.4           Interest.

(A)           Rate of Interest.  Outstanding Advances under the Loan shall bear interest at the rate of fifteen percent (15%) per annum.  Following the occurrence and during the continuance of an Event of Default (specifically including any Event of Default under Section 7.1(F) or 7.1(G) hereof), at Agent’s sole option, Advances under the Loan shall bear interest at the contract rate otherwise applicable under this Agreement plus six percent (6%) per annum (the “Default Rate”).

(B)           Computation and Payment of Interest.  Interest on the Loan and all other Obligations shall be computed on the daily principal balance thereof on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.  Interest on the Loan shall be due and payable to Lender, in arrears (i) monthly on the first day of each calendar month, (ii) on the date of any prepayment hereunder, and (iii) on the Termination Date.

(C)           Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrowers shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”).  If any Excess Interest is provided for or is finally determined by a court of competent jurisdiction in a non-appealable decision to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lenders’ option, (a) applied as a credit against the outstanding principal balance of the Obligations or any other outstanding accrued and unpaid Obligations (other than interest) and permanently reduce the Maximum Credit Amount by a corresponding amount, (b) refunded to the payer thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) no Borrower shall have any action against any Finance Party for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.5           Fees.

(A)           Prepayment Fee.

(i)           Upon not less than thirty (30) days’ prior written notice to Agent (which shall promptly notify each Lender of the details of each such notice), Borrowers may at any time terminate and prepay the entire amount of, or any portion of, the Loan.  Any such prepayment shall be accompanied by (x) all accrued and unpaid interest on the outstanding principal amount hereunder, plus (y) if made at any time during the period commencing on the Closing Date and ending on September 30, 2012, a prepayment fee (the “Prepayment Fee”) equal to the aggregate amount of interest which would have accrued and been owed by Borrowers to Lender on the outstanding Advances being prepaid as if each such Advance had been outstanding from the date it had been made until September 30, 2012 based on an assumed interest rate of ten percent (10%) per annum (less the amount of interest paid on such Advance as of the date such prepayment is made).  Following receipt of any notice of termination and prepayment made at any time on or before September 30, 2012, Lenders may credit amounts otherwise owing hereunder to Borrowers against the foregoing Prepayment Fee, which shall in any event be paid in full by the proposed termination date set forth in any such termination notice following Agent’s receipt of any termination notice.  Any prepayment of the Loan required to be made prior to September 30, 2012 pursuant to Section 7.2 of this Agreement, for purposes of this Section 2.5(A) only, shall be treated as a voluntary prepayment, and Lender shall be entitled to receive payment at such time of a Prepayment Fee, calculated as hereinabove provided.  Borrowers acknowledge and agree that the Prepayment Fee is an estimate of Lender’s loan damages in the event of a prepayment of Advances and is not a penalty.  Except to the extent expressly provided in this Section 2.5(A) or in any other Section of this Agreement, no prepayment of the Loan shall be permitted.

(ii)           Any payment of the Loan, in whole or in part, made after September 30, 2012 may be made without penalty or premium, provided that Borrowers shall give Agent (which shall promptly notify each Lender of such notice) not less than two (2) weeks’ prior written notice of any such prepayment.  Except as expressly set forth above, no portion of the Loan may be prepaid prior to the Termination Date.

(B)           Other Fees and Expenses.  Borrowers shall pay to each Finance Party all reasonable and customary charges for returned items and all other bank charges actually incurred by it, as well as reasonable and customary wire transfer charges actually incurred by it for each wire transfer made under this Agreement.

2.6           General Provisions Regarding Payments and Principal Payments.

(A)           Principal Payments.  Commencing on November 1, 2012, and on the first day of each month thereafter (for purposes of this Section 2.6(A), each such month being referred to as a “reference month”), Borrowers shall make principal payments in an amount equal to the quotient obtained by dividing the outstanding principal balance of all Advances as of the end of the immediately preceding month by the number of months remaining in the period commencing on the applicable reference month through and including the month in which the Advance Repayment Date is scheduled to occur; provided, however, that the entire unpaid principal balance of all Advances shall be due and payable in full on the Termination Date.

(B)           Manner and Time of Payment.  All payments made with respect to the Obligations shall be made in United States Dollars by wire transfer to such bank account and in accordance with such wiring instructions as Agent may from time to time designate to Borrowers in writing, without deduction, withholding (subject to Section 2.12), defense, setoff or counterclaim.  In the absence of an Event of Default and unless otherwise expressly provided for herein, all payments on account of the Obligations shall be applied in the following manner: (i) first to the payment of any accrued and unpaid fees and charges owing under the Loan Documents, (ii) second to any Obligations for the payment of expenses, costs and indemnities owing under the Loan Documents, (iii) third to the payment of accrued and unpaid interest owing under the Loan Documents, (iv) fourth to the payment of outstanding principal due and owing under the Loan Documents, (v) fifth to the payment of outstanding principal not yet due under the Loan Documents, and (vi) sixth to any other Obligations or any other Indebtedness of any kind of Borrowers or any of their Subsidiaries owing to any Finance Party.  Payment made by check or similar type of remittance shall be considered conditional and not final unless and until full clearance occurs under all applicable banking procedures.

(C)           Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(D)           Repayment of Principal and Other Obligations.  The Borrowers hereby unconditionally promise to pay to the Lender the entire then-outstanding principal balance of the Loan, together with all accrued and unpaid interest and fees hereunder and any and all costs and expenses and/or other Obligations of any kind then outstanding under any and all Loan Documents, in full on the Termination Date without deduction, withholding (subject to Section 2.12), defense, set off or counterclaim of any sort.  In the absence of an Event of Default, all payments on account of the Obligations received under this paragraph (D) shall be applied as provided for in paragraph (B) above.  Following the occurrence of an Event of Default, payments and proceeds of Collateral may be applied to the Obligations in such order as Agent may determine.

(E)           Repayment of Over-Advances.  The Lender shall have the right at any time and from time to time to demand repayment of any Over-Advance, in whole or part, upon giving forty-five (45) days’ written notice to Borrowers (the “Over-Advance Notice”).  The principal balance of such Over-Advance specified in such Over-Advance Notice, together with all accrued and unpaid interest and fees in respect thereof, shall be due and payable in full on the date specified in such Over-Advance Notice without deduction, withholding (subject to Section 2.12), defense, set off or counterclaim of any sort; provided, however, all Over-Advances shall be due and payable in full on the Termination Date.

(F)           Mandatory Prepayment.  In the event any Borrower or Subsidiary (i)  makes an Asset Disposition (other than pursuant to a Permitted Disposition) or (ii) subject to the provisions of Section 5.8 hereof, suffers a Casualty Event, then, to the extent not prohibited hereunder, an amount equal to the entire Net Cash Proceeds thereof or the portion thereof up to the full extent of the Obligations then outstanding hereunder, shall (upon receipt by the Borrower or any Subsidiary) be paid by Borrowers to Agent to repay and satisfy such Obligations, provided that in the case of any Casualty Event, so long as (x) no Default or Event of Default shall have occurred and is then continuing, and (y) Agent has given its prior written approval (not to be unreasonably withheld, conditioned or delayed) to the use thereof, Borrowers or any Subsidiary may use such Net Cash Proceeds to repair, restore or replace the property so damaged or destroyed.  In the absence of an Event of Default, all payments on account of the Obligations received under this paragraph (F) shall be applied as provided for in paragraph (B) above.

2.7           Grant of Security Interest.  To secure the full and prompt payment and performance of the Obligations as and when due (whether at the stated maturity, by acceleration, mandatory prepayment or otherwise), including all renewals, extensions, amendments, restructurings and refinancings of any or all of the Obligations, each Borrower hereby grants (and Borrowers shall cause each Guarantor to grant) to Agent (for the benefit of each Finance Party) a continuing security interest and lien of first priority (subject only to the Permitted Encumbrances) in, on and to all right, title and interest of such Borrower (and Guarantors) in any and all personal property of such Borrower (and Guarantors), all whether now owned or hereafter created, arising or acquired and wherever located, including all of the following:

(A)           all Accounts, Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), Commercial Tort Claims, Deposit Accounts, Documents (including all warehouse receipts and bills of lading), Equipment, Fixtures, General Intangibles (including all Payment Intangibles, Software, Intellectual Property, goodwill, and going concern value), Goods, Instruments (including all Promissory Note and Negotiable Instruments), Inventory (including all stock-in-trade, raw materials, work in process, items held for sale or lease or furnished or to be furnished under contracts of sale or lease, goods that are returned, reclaimed or repossessed, and materials used or consumed in such Borrower’s or Guarantor’s business), Investment Property and Financial Assets, Securities (including all Certificated Securities and Uncertificated Securities), Security Entitlements and Securities Accounts, Letter of Credit Rights and Money,

(B)           all parts, substitutions or replacements to or of or accessories to any tangible assets and property included in the foregoing, and all Software and computer programs embedded the foregoing, and all Accessions to the foregoing,

(C)           all Supporting Obligations for any of the foregoing and all rights of such Borrower in any property belonging to any third party in which a Lien of any kind or nature has been granted to such Borrower or such Guarantor to secure the payment or performance of any third party under or with respect to any of the foregoing,

(D)           all Records, books, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection thereof or realization thereupon and all other business books and Records of such Borrower or such Guarantor, and

(E)           all cash and non-cash Proceeds (including, without limitation, insurance proceeds), products, rents and profits of all of the foregoing.

Notwithstanding anything herein to the contrary, the Collateral shall not include any Excluded Collateral.

2.8           Preservation of Collateral and Perfection of Security Interests Therein

(A)           Further Assurances.  Each Borrower shall, at Agent’s reasonable request, at any time and from time to time, execute and deliver to Agent (and shall cause each Guarantor to execute and deliver to Agent) within ten (10) days of such request, such financing statements, assignments, consents, landlord, warehousemen or other waivers, documents and other agreements and instruments (and, where applicable, pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Agent) and do such other acts and things as Agent may deem necessary or desirable in order to establish and maintain a valid, attached, enforceable and perfected security interest in the Collateral in favor of Agent, (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Each Borrower acknowledges and agrees that the Collateral is intended to encompass all personal property of all Borrowers and Guarantors and if at any time such Borrower or any Guarantor acquires any interest in any personal property and either (i) a security interest in such personal property cannot be perfected by the filing of a financing statement in the appropriate jurisdiction or (ii) such personal property are not covered by the collateral description and security interest grant set forth in Section 2.7 above and/or in the collateral description and security interest grant contained in any other applicable Loan Document (e.g., Commercial Tort Claims not specifically described in Section 2.7 above, it being certified by each Borrower that it has no interest in any Commercial Tort Claims as of the Closing Date), then Borrowers will promptly notify Agent of the same and, if requested by Agent, take such reasonable steps as Agent may require in accordance with the first sentence of this Section 2.8 to cause such personal property to become part of the Collateral and for the security interest of Agent therein to be a valid, attached, enforceable and perfected Lien.  At Agent’s request, each Borrower shall (and Borrowers shall cause each Guarantor to) also (x) immediately deliver to Agent all items constituting Collateral for which Agent must receive possession to obtain and/or perfect a first priority perfected security interest, including, without limitation, all Instruments (including all Promissory Note) and Documents and (y) immediately provide Agent with “control” (as defined in Articles 8 and/or 9 of the UCC with respect to each applicable item or type of Collateral) with respect to any of the Collateral over which Agent must or may have such “control” to obtain and/or perfect a first priority perfected security interest.  Notwithstanding the foregoing to the contrary, the Finance Parties agree that Borrowers and Guarantors may retain possession of the original documents evidencing all Chattel Paper not required to be delivered to Agent pursuant to Section 5.17 below, and shall be required to deliver such Chattel Paper to Agent upon the occurrence of an Event of Default.

(B)           Financing Statements.  Each Borrower, for itself and on behalf of each Guarantor, hereby authorizes Agent to prepare and file such financing statements (and any continuations thereof and amendments thereto) naming such Borrower and each Guarantor, respectively, as the “debtor” and naming Agent as the “secured party” (including financing statements (and continuations thereof and amendments thereto) describing the Collateral as “all assets” or “all personal property” of such Borrower or Guarantor, as applicable, or words to that effect) as Agent may from time to time deem necessary or appropriate in order to perfect and maintain the Liens granted by such Borrower and each Guarantor in any Collateral hereunder and/or under any other Loan Document in accordance with the UCC.

(C)           Power of Attorney.  Each Borrower, for itself and on behalf of each Guarantor, hereby irrevocably makes, constitutes and appoints each of the officers of Agent or its representatives the true and lawful attorney and attorney-in-fact for such Borrower and each Guarantor (without requiring any of them to act as such) with full power of substitution to do the following: (i) execute in the name of such Borrower and each Guarantor any financing statements; (ii) execute in the name of such Borrower and each Guarantor any and all schedules, assignments, instruments, documents and statements that either (x) such Borrower or Guarantor is obligated to give Agent hereunder and which such Borrower or Guarantor has not provided within the time frame provided for hereunder or (y) are necessary to create, provide for the attachment or perfection of (or continue the perfection of) the Liens of Agent in the Collateral provided hereunder and under the other Loan Documents; (iii) do such other and further acts and deeds in the name of such Borrower and each Guarantor that Agent may reasonably deem necessary or desirable to create, provide for the attachment or perfection of (or continue the perfection of) the Liens of Agent in the Collateral provided hereunder and under the other Loan Documents; (iv) endorse the name of such Borrower or Guarantor upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Borrower or Guarantor and constitute collections on such Borrower’s or Guarantor’s Accounts or other Collateral; and (v) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of such Borrower or Guarantor that Agent may reasonably deem necessary or desirable to enforce any of its rights and remedies under the Loan Documents or under any applicable Law with respect to any Borrower or Guarantor or any of the Collateral, including any such rights and remedies to enforce, realize upon, dispose of or collect any Collateral.  This power of attorney is coupled with an interest and is irrevocable until payment in full and complete performance of all of the Obligations and termination of this Agreement.

2.9           Possession of Collateral and Related Matters.  Until an Event of Default has occurred and is continuing, Borrowers and Guarantors, as applicable, shall have the right, except as otherwise provided in this Agreement, to take any of the following actions in the ordinary course of their respective businesses: (a) to sell or lease, in the ordinary course of business, any of any Borrower’s or Guarantor’s Inventory normally held by such Borrower or Guarantor for any such purpose, (b) to use and consume any raw materials, work in process or other materials normally held by Borrowers or Guarantors for such purpose, or (c) subject to the provisions of Section 2.6(F) hereof, to sell or otherwise dispose of any obsolete or excess Equipment or Inventory no longer necessary to the ordinary operation of their respective businesses; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by any Borrower or Guarantor, or any bulk sale or transfer or sale of any business line or division of any one or more Borrowers or Guarantors.

2.10           Waiver of Defenses.  The obligations of the Borrowers and Guarantors under this Agreement will not be affected by, and each Borrower, on behalf of itself and each Guarantor,  irrevocably waives, any defense it might have by virtue of, any act, omission, matter or thing which, but for this Section 2.10, would reduce, release or prejudice any of its obligations under this Agreement (whether or not known to it or any Finance Party).  This includes: (i) any time, forbearance, extension or waiver granted to, or composition or compromise with, another person; (ii) any taking, variation, compromise, exchange, renewal or release of, or any refusal or failure to perfect or enforce, any rights against, or security over assets of, any person; (iii) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (iv) any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Person; (v) any amendment, restatement or novation (however fundamental) of a Loan Document or any other document, guaranty or security; (vi) any unenforceability, illegality or invalidity of any obligation of any Person under any Loan Document or any other document, guaranty or security, the intent of the parties being that the Agent’s security interest in the Collateral and the Borrowers’ and Guarantors’ obligations under this Agreement are to remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity; (vii) any avoidance, postponement, discharge, reduction, non provability or other similar circumstance affecting any obligation of any Loan Party under a Loan Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation is for the purposes of the Borrowers’ and Guarantors’ obligations under this Agreement construed as if there were no such circumstance; or (viii) the acceptance or taking of other guaranties or security for the Obligations, or the settlement, release or substitution of any guaranty or security or of any endorser, guarantor or other obligor in respect of the Obligations.  Each Borrower unconditionally and irrevocably waives, on behalf of itself and each Guarantor: (w) diligence, presentment, demand for performance, notice of non-performance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional indebtedness of the Loan Parties to Lender, notice of acceptance of this Agreement, and notices of any other kind whatsoever; (x) the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy; (y) the benefit of any statute of limitations affecting any Loan Party’s obligations under the Loan Documents or the Borrowers’ or Guarantors’ obligations under this Agreement or the enforcement of this Agreement or Agent’s security interest in the Collateral; and (z) any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to the Borrowers or Guarantors by any other Loan Party or any Finance Party.

2.11           Release of Security Interests.  Upon the irrevocable and indefeasible payment and satisfaction in full in cash of the Obligations, Agent shall release all liens and security interests granted by Borrowers or Guarantors in the Collateral owned by each of them.  In connection with such releases, Agent shall execute and deliver, at Borrowers’ expense and with reasonable promptness, any Lien release documentation or instruments reasonably requested and prepared by Borrowers to effectuate such releases, provided that, under no circumstances shall Agent have any obligation to deliver any such release documentation or instruments on the date of any payment in full of the Obligations unless Borrowers shall have given Agent at least seven (7) days’ (or such longer time as may be otherwise applicable hereunder) prior written notice of the intention to make such payment in full and the Lien release documentation and instruments being requested in connection therewith.

2.12           Taxes

(A)           All payments made by the Borrowers hereunder or under the Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Taxes) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Payment Taxes”).  If any Payment Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein.  The Borrowers jointly and severally agree to indemnify and hold harmless Lender, and reimburse Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by Lender.

(B)           In addition, the Borrowers agree to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Loan Documents, (ii) from the transfer of the rights of Lender under any Loan Documents to any assignee of Lender’s rights hereunder or (iii) from the execution or delivery by any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Loan Documents (hereinafter referred to as “Other Taxes”).

(C)           The Borrowers will indemnify Lender for the full amount of Payment Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.12), subject to the exclusion set out in the first sentence of Section 2.12(A), and will indemnify Lender for the full amount of Other Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by Lender, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted.  Payment of this indemnification shall be made within ten (10) days from the date Lender makes written demand therefore.

(D)           Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes, the applicable Borrower shall furnish to the Lender, at its address referred to in Section 8.6, the original or certified copy of a receipt evidencing payment thereof.

(E)           Any Foreign Lender that is entitled to an exemption from or reduction of the amount of any withholding required to be made by the Borrowers under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, and in any event at least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of such Foreign Lender, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Foreign Lender is legally entitled to do so), at least two (2) copies of whichever of the following is applicable:

(i)  duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)  duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the IRC, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the IRC and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

Each Lender which so delivers any forms as described in this Section 2.12(E) further undertakes to deliver the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(F)           If any Lender requires the Borrowers to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.12, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.12 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(G)           Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall survive the payment in full of all Obligations hereunder and under the Note.

SECTION 3  CONDITIONS TO CLOSING AND ADVANCES

3.1           Conditions to Closing.  Closing under this Agreement is subject to the satisfaction or express waiver by Agent of the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Agent and Agent’s counsel):

(A)           Closing Deliveries.  Agent shall have received each of the following instruments, agreements, certificates and other documents:

(i)           Note.  The Note, executed by Borrowers in favor of Agent;

(ii)           Intellectual Property Security Agreement.  The Intellectual Property Security Agreement executed by Loan Parties in favor of Agent.

(iii)           Series D Preferred Stock.  SecureAlert shall have issued to each Lender based on its Percentage as of the Closing Date share certificates, duly registered on the corporate books of SecureAlert, evidencing duly authorized, validly issued, fully paid and non-assessable shares of its Series D Preferred Stock in an amount equal to 12.75% of the Maximum Credit Amount with each share of Series D Preferred Stock being valued at $500.00 (for a total of 2,550 shares of Series D Preferred Stock) and in connection therewith each Lender receiving shares of Series D Preferred Stock pursuant to this clause (iv) shall have reviewed to its satisfaction all documents, instruments and agreements which set forth the rights of such Lender as a shareholder of such Series D Preferred Stock (which rights shall include the ability of such Lender at its option to convert shares of such Series D Preferred Stock, exercisable at any time after January 2, 2012, into shares of SecureAlert’s common stock at a conversion ratio of 6,000 to 1), including without limitation all of the Organizational Documents of SecureAlert, together with all applicable shareholders’ agreements (if any);

(iv)           Pledge Agreement.  The Pledge Agreement shall have been executed by SecureAlert in favor of Agent, and all certificates evidencing any of the pledged collateral thereunder shall have been delivered to Agent, with duly executed powers in blank;

(v)           Guaranty.  A Guaranty shall have been executed by each Guarantor in favor of Agent.

(vi)           Control Agreement.  A Control Agreement shall have been entered into by and among Agent, the applicable Loan Parties and each applicable bank or financial institution where each Loan Party maintains its Deposit Accounts (other than the Midwest Deposit Account and each Specified Deposit Account).

(vii)           Organizational Documents.  A copy of each Loan Party’s (i) Organizational Documents, certified as of a recent date by such Loan Party’s corporate secretary (or other appropriate officer), and (ii) bylaws, partnership agreement or operation agreement, as applicable, certified as of a recent date by such Loan Party’s corporate secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Loan Party’s state of organization and in each jurisdiction in which such Loan Party is qualified to do business, each such certificate dated no more than twenty (20) days prior to the Closing Date;

(viii)           Authorization Documents.  A certified copy of resolutions of each Loan Party’s board of directors, members or partners, as applicable, authorizing the execution, delivery and performance of the Note, this Agreement and all other Loan Documents, the pledge of the Collateral to Agent as security for the Advances made and other Obligations incurred hereunder and the borrowing evidenced by the Note and designating the appropriate officers to execute and deliver the Loan Documents;

(ix)           Incumbency Certificates.  A certificate of each Loan Party’s corporate secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Loan Party signing this Agreement, the Note and other Loan Documents;

(x)           Opinion of Counsel.  Agent shall have received written opinions, each addressed to each Finance Party, of (1) Borrower’s Utah counsel, Durham Jones & Pinegar P.C, regarding due authorization and good standing and (2) Agent’s counsel, Allen & Overy LLP, regarding enforceability and creation and perfection of security interests;

(xi)           Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by the President of each Loan Party, to the effect that (i) all representations and warranties of such Loan Party set forth in this Agreement are true and correct as of the date hereof, and (ii) no Default or Event of Default hereunder has occurred and is continuing, in each case with (if required pursuant to such Loan Party’s Organizational Documents), each Loan Party’s corporate seal being affixed to such certificate and each Loan Party’s corporate secretary attesting thereto;

(xii)           Insurance Certificates.  Insurance certificates and endorsements, as requested by Agent, naming Agent as loss payee under all casualty policies of Borrowers and “additional insured” under all liability policies of Borrowers;

(xiii)           Evidence of Process Agent Appointment.  Evidence reasonably acceptable to the Agent that Robert A. Solomon, Esq, Solomon Blum Heymann LLP, 40 Wall Street, 35th Floor, New York, N.Y. 10005, has accepted its appointment as agent for Borrowers and Guarantors to accept service of process on all matters pertaining to the Loan and the matters contemplated herein;

(xiv)           Material Contracts.  Agent shall have received and reviewed to its satisfaction all material contracts of Borrowers and Guarantors which Agent has requested to review; and

(xv)           Other Documents.  All other agreements, notes, instruments, certificates, orders, authorizations, financing statements, mortgages or other documents which Agent may request.

(B)           Security Interests; Pledge.  Agent shall have received satisfactory evidence that all security interests and Liens granted to Agent pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute valid Liens on the Collateral, with priority over all other Liens, subject only to Permitted Encumbrances consented to by Agent.  Without limiting the generality of the foregoing:

(i)           SecureAlert shall have pledged, collaterally assigned and delivered to Agent the Pledged Collateral pursuant to the Pledge Agreement; and

(ii)           each Guarantor shall have executed and delivered all Guarantor Security Documents required by Agent and its counsel (each such document to be in form and substance satisfactory to Agent) in order to create and grant Liens in favor of Agent on substantially all of such Guarantor’s personal property and all appropriate public filings or registrations of or related to such Guarantor Security Documents and/or the Liens created and granted thereunder have been made.

(C)           Representations and Warranties.  After giving effect to the Transactions, the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D)           Fees and Expenses.  Borrowers shall have paid the fees and other amounts payable on the Closing Date referred to in Section 2.5, as well as all out of pocket costs and expenses, including each Finance Party’s counsel’s fees and disbursements, incurred by each Finance Party in connection with the analysis, negotiation, document preparation, due diligence and closing of this Agreement and all related agreements and the Transactions described below.

(E)           No Default.  After giving effect to the Transactions, no event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F)           Performance of Agreements.  Each Borrower and each Guarantor shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.

(G)           No Prohibition.  No order, judgment, injunction or decree of any Governmental Authority shall purport to enjoin or restrain any Lender from advancing or any Borrower from borrowing the Loan or to enjoin or restrain any Finance Party or any Borrower or any Guarantor from entering into, consummating the transactions contemplated by and/or incurring their respective duties and obligations (including in the case of the Loan Parties the Obligations) hereunder or under any other Loan Document.

(H)           No Material Adverse Effect.  Agent shall have received evidence reasonably satisfactory to it that nothing has occurred since the Reference Date, which has or had or is reasonably likely to have a Material Adverse Effect.

(I)           No Litigation.  There shall not be pending or, to the Knowledge of any Borrower, threatened, any action charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any property of any Loan Party that challenges, threatens or seeks to invalidate the Transactions, or any portion thereof, or this Agreement or that has not been disclosed by Borrowers in Schedule 3.1(I), and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, could reasonably be expected to have a Material Adverse Effect.

(J)           Borrowing Base Certificates.  Agent shall have received an initial Borrowing Base Certificate prepared and dated as of the Closing Date.

(K)           Searches.  Agent shall have received UCC, tax judgment and litigation and intellectual property searches against each Loan Party in those offices and jurisdictions as Agent shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against each Loan Party or any Collateral except for those Liens (other than Permitted Liens), financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Agent UCC termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances or (iii) has delivered a Intercreditor Agreement to Agent with respect to its Lien and security interest in the Collateral, all in a form and substance satisfactory to Agent in its sole discretion.

3.2           Conditions for Future Advances. The making of Advances under the Loan in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Agent and its counsel) following the Closing Date:

(A)           Effectiveness of Agreements.  This Agreement and each of the other Loan Documents shall be effective;

(B)           No Material Adverse Effect.  No event or condition shall have occurred or become known to any Borrower, or would result from the making of any requested Advance, which is reasonably likely to have a Material Adverse Effect;

(C)           No Default.  No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(D)           Compliance.  Each Advance is within and complies with the terms and conditions of this Agreement;

(E)           No Liens.  No Lien (other than a Permitted Encumbrance) exists with respect to any asset or property of any Loan Party; and

(F)           Representations and Warranties.  Each representation and warranty set forth in Section 4 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION 4  REPRESENTATIONS AND WARRANTIES

To induce each Finance Party to enter into this Agreement, each Borrower hereby represents and warrants to each Finance Party that the following statements are true, correct and complete in each case after giving effect to the Transactions.  Such representations and warranties, and all other representations and warranties made by each Borrower, herein or in the other Loan Documents, shall survive the execution and delivery of this Agreement and the closing contemplated hereby:

4.1           Organization, Powers, Capitalization.

(A)           Organization and Powers.  Each Loan Party and each Subsidiary is an entity of the type indicated on Schedule 4.7 that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as indicated on such Schedule 4.7, and is not and does not purport to be organized under the Laws of any other or additional jurisdiction, and each such Loan Party or Subsidiary is registered with and/or qualified to do business and in good standing in each other jurisdiction where the nature of such Loan Party’s or Subsidiary’s business or property would require such Loan Party or Subsidiary to register with and/or qualify to do business in such jurisdiction, except where failure to be so qualified in any such jurisdiction(s) (individually or cumulatively) is not reasonably likely to have a Material Adverse Effect.  Schedule 4.7 sets forth for each Loan Party (i) the location of its chief executive office and (ii) each location previously maintained by such Loan Party as its chief executive office during the past five (5) years.  Other than as set forth in Schedule 4.6, no Loan Party has changed its corporate structure in any way (e.g., by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years.

(B)           Authorization to Conduct Business.  Each Loan Party and each Subsidiary has all requisite power and authority pursuant to the Laws under which it is organized to own and operate its respective properties, to carry on its respective businesses as now conducted and proposed to be conducted.

(C)           Capitalization. Schedule 4.1(C) sets forth as to each Loan Party and each Subsidiary all classes or categories of the Capital Stock of such Loan Party or Subsidiary provided for under its Organizational Documents as of the date hereof and the total amounts of all such Capital Stock authorized to be issued and issued under each such class or category as of the date hereof.  All outstanding shares and interests of Capital Stock of each Loan Party and each Subsidiary have been and are duly authorized and validly issued, fully paid, non-assessable, and such shares of Capital Stock were issued in compliance with all applicable federal, state and local laws concerning the issuance of securities.  All of the Capital Stock of each Subsidiary of each Loan Party is free and clear of all Liens other than any Lien held by Agent to secure the Obligations.  No Capital Stock of any Loan Party or any Subsidiary other than the Capital Stock described on Schedule 4.1(C) is issued and outstanding.  There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any Capital Stock from any Loan Party or any Subsidiary except as set forth on Schedule 4.1(C)

4.2           Authorization of Borrowing; No Conflict.  Each Loan Party has all requisite power and authority pursuant to all applicable Laws under which it is organized to enter into, execute and deliver, and perform all of its Obligations under each Loan Document to which it is a party, and to incur the Obligations and grant security interests in the Collateral in each case as provided for in the Loan Documents.  The execution, delivery and performance by each Loan Party of the Loan Documents it which it is a party have been duly authorized by all requisite entity action on the part of such Loan Party and any applicable Board, member(s), manager(s) or partner(s) of such Loan Party, and no further actions or consents by or from any holder of any Capital Stock of such Loan Party are required pursuant to any Organizational Documents of such Loan Party.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated by each such Loan Document does not: conflict with, contravene, violate, or constitute a default or breach (immediately or upon the passage of time or the giving of any notice or both), or result in the creation of any security interest or lien upon any property or asset of such Loan Party, under (1) any Organizational Document of such Loan Party, (2) any applicable Laws to which such Loan Party or its property and assets is subject, (3) any material contract, agreement or instrument to which such Loan Party is a party or by which it or its property and assets is subject, subject to Schedule 4.2 attached hereto, or (4) any judgment, order, injunction or decree issued by any Governmental Authority with respect to such Loan Party or its property or assets.  This Agreement and each other Loan Document, including the Note, have been duly executed and delivered by each Loan Party that is party thereto, and each such Loan Document is, and will be, the legally valid and binding obligation of each such Loan Party that is party thereto, enforceable against such Loan Party in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation.

4.3           Financial Condition

(A)           Accuracy of Financial Statements. Subject to the provisions of paragraph (C) of this Section 4.3 regarding the Pro Forma and the Projections and any other projections which have been or will hereafter be furnished by Borrowers to Agent hereunder, all financial statements concerning Borrowers and their consolidated Subsidiaries which have been or will hereafter be furnished by Borrowers to Agent pursuant to this Agreement (i) have been, or will be, prepared in accordance with GAAP and past practices consistently applied throughout the periods involved (except as disclosed therein); (ii) do, or will, present fairly, the financial condition of Borrowers and their consolidated Subsidiaries as at the dates thereof and the results of their operations for the periods then ended; and (iii) do, or will, accurately reflect the financial condition of Borrowers and their Subsidiaries in all respects.  As of the Closing Date, after giving effect to the Transactions, all Subsidiaries of Borrowers shall be consolidated Subsidiaries of Borrower as determined in accordance with GAAP.

(B)           No Material Adverse Change. Since the Reference Date, no event, development or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

(C)           Accuracy of Pro Forma and Projections.  The Pro Forma was prepared by Borrowers based on the annual consolidated balance sheet of Borrowers and their consolidated Subsidiaries for the fiscal year ended September 30, 2010 and the management prepared monthly financial statements for each month to date since then to the Closing Date.  The Pro Forma, as well as the projections attached hereto as part of Schedule 4.3(C) (the “Projections”) and any other projected financial statements for Borrowers and their consolidated Subsidiaries for future periods or other projections of business or financial performance or results for any of Borrowers and their consolidated Subsidiaries which have been or will hereafter be furnished by Borrowers to Agent hereunder (and any pro forma financial information contained therein), have been, or will be, prepared in good faith on the basis of (i) assumptions, methods, and tests which are reasonably believed by the Borrowers to have been reasonable at the time made and (ii) information reasonably believed by the Borrowers to have been accurate based upon the information available to the Borrowers at the time the Pro Forma or such projections were furnished to Agent, it being recognized by Agent that any such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(D)           Restatement of Representations for Future Financial Statements.  Each delivery of any financial statements by Borrowers to Agent hereunder shall be deemed to constitute a representation and warranty by Borrowers as of the date of such delivery that (i) all of the representations and warranties regarding financial statements provided for in paragraph (A) of this Section 4.3 are true and correct as of such date with respect to such financial statements  and (ii) no event, development or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect since the Reference Date.  Each delivery of any projected financial statements for any of Borrowers and their consolidated Subsidiaries for future periods or other projections of business or financial performance or results for any of Borrowers and their consolidated Subsidiaries by Borrowers to Agent hereunder shall be deemed to constitute a representation and warranty by Borrowers as of the date of such delivery that all of the representations and warranties regarding projections provided for in paragraph (C) of this Section 4.3 are true and correct as of such date with respect to such projections.

4.4           Indebtedness and Liabilities.  As of the Closing Date, after taking into account all of the Transactions, Borrowers and their Subsidiaries have no (a) Indebtedness except as (i) reflected on the Pro Forma and the most recent financial statements delivered to Agent and (ii) as listed on Schedule 4.4 or as otherwise permitted under Section 6.1; or (b) Liabilities other than as reflected on the Pro Forma, the most recent financial statements or other written information delivered to Agent on or before the Closing Date or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Agent.

4.5           Account Warranties; Representations and Warranties Regarding Borrowing Base Certificates.  As to each Account of any Loan Party or any Subsidiary arising from the lease of Inventory or from services rendered, that, at the time of its creation, (a) such Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named Account Debtor for goods actually leased and delivered or for services completely rendered; (b) such Account is due and payable in accordance with its terms, no agreement exists permitting any deduction or discount (other than any discount stated on the invoice) with respect to such Account and there are no setoffs, offsets or counterclaims, genuine or otherwise, against such Account; (c) except as disclosed in writing to Agent, such Account does not arise from the sale of Inventory, and such Account does not arise from the leasing of Inventory to, or the rendering of services to, an Affiliate (except in accordance with Section 6.5); (d) the Loan Parties and their Subsidiaries are the lawful owners of such Account and, in the case of the Loan Parties, have the right to assign the same to Agent; (e) such Account is free of all Liens other than the Liens created hereunder; and (f) to the Knowledge of Loan Parties and their Subsidiaries, the Account Debtor with respect to such Account is not subject to any voluntary or involuntary proceedings under the Bankruptcy Code or any other bankruptcy, receivership or insolvency law and there are no proceedings or actions threatened or pending against such Account Debtor that is reasonably likely to have a Material Adverse Effect on the ability of such Account Debtor to satisfy its obligation with respect to such Account or on Account Debtor’s general business, assets and financial condition.  Each submission to Agent by Borrowers of a Borrowing Base Certificate shall constitute a representation and warranty by Borrowers that all information contained therein, including without limitation all calculations made thereunder (together with the methodology for making such calculations) is true and correct in all material respects.

4.6           Names, Entity Changes.  Schedule 4.6 sets forth the exact legal name of each Loan Party and each Subsidiary as set forth in its articles or certificate of incorporation, organization or formation as currently in effect and on record with its jurisdiction of organization and all other names, trade names, fictitious names and business names under which each such Loan Party and Subsidiary currently conducts business or has at any time during the past five years conducted business.  Except as set forth on Schedule 4.6, during the past five (5) years, no Loan Party has (a) been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person (or of any business or division of any Person), or (b) been organized under the laws of any jurisdiction other than or in addition to the jurisdiction of organization set forth for such Loan Party on Schedule 4.6.

4.7           Jurisdictions; Locations; FEIN.  Schedule 4.7 sets forth as to each Loan Party and each Subsidiary: (a) the jurisdiction of organization of each Loan Party and each Subsidiary and each other jurisdiction in which such Loan Party and each Subsidiary is registered and/or qualified to do business, (b) the location of each Loan Party’s and each Subsidiary’s chief executive office and principal place of business, (c) the location of each additional office(s) other than such chief executive office and principal place of business where each Loan Party’s and each Subsidiary’s books and Records are kept (including any books and Records regarding Accounts), and (d) the location of all other offices or business locations of each Loan Party and each Subsidiary and all Collateral locations, including all such locations owned by each Loan Party, all such locations leased and operated by each Loan Party, and all such locations operated by a third party (including any public warehouse, any consignment location, any locations where any of the Collateral is held for processing and any other bailee location at which any of the Collateral is located), and such locations as so set forth on Schedule 4.7 are the only locations for the businesses and the Collateral of each such Loan Party and Subsidiary. Schedule 4.7 also indicates as to each Loan Party and each Subsidiary whether during the past five (5) years, such Loan Party or Subsidiary had maintained any additional chief executive office and principal place of business, location(s) for books and Records, or other business or Collateral locations (excluding any such prior location that was not a chief executive office and principal place of business, location at which books and Records were stored nor a location at which any tangible Collateral other than Inventory was kept).  Each Loan Party’s and each of its Subsidiaries’ federal employer identification numbers and entity identification numbers in its state of incorporation or formation (as applicable) is set forth on Schedule 4.7.  Schedule 4.7 also indicates as to each Loan Party and each Subsidiary whether such Loan Party or Subsidiary is the owner of any fee interest in any real property, and, if so, sets forth a list of each such real property location with the formal legal description of each such real property location attached as an exhibit to such Schedule 4.7.

4.8           Title to Properties; Liens.  Each Loan Party and each Subsidiary has good, sufficient and legal and marketable title to all of its respective properties and assets.  Except for applicable Permitted Encumbrances, all such properties and assets are free and clear of Liens.  There are no actual, threatened or alleged defaults with respect to any leases of real property under which any Loan Party and any of their Subsidiaries are lessee or lessor which is reasonably likely to have a Material Adverse Effect.

4.9           Litigation; Adverse Facts.  Except as set forth on Schedule 4.9, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending, or, to the Knowledge of Loan Parties and their Subsidiaries, threatened, against or affecting any Loan Party or any Subsidiary or the property of any Loan Party or any Subsidiary, and no such action, etc. (either individually or collectively) is reasonably likely to have a Material Adverse Effect if determined adversely to the applicable Loan Parties.  No Loan Party or Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which is reasonably likely to have a Material Adverse Effect.

4.10           Payment of Taxes.  Except as set forth on Schedule 4.10, all tax returns and reports of each Loan Party and each Subsidiary required to be filed by them have been timely filed, and all Taxes upon each such Loan Party and each such Subsidiary and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable, have been paid (together with any and all interest, penalties, etc. thereon if any such Taxes were not paid when due).  As of the Closing Date, none of the income tax returns of any Loan Party or any Subsidiary is under audit.  No tax liens of any kind or nature have been filed or are being asserted in any jurisdiction or pursuant to any proceedings with respect to any Loan Party or any Subsidiary or any of their respective properties or assets.  The charges, accruals and reserves on the books of Borrowers and their consolidated Subsidiaries in respect of any Taxes or other governmental charges are in accordance with GAAP.

4.11           Performance of Agreements.  No Loan Party or Subsidiary is in default or breach of the performance, observance or fulfillment of any of the obligations, duties, covenants or conditions contained in any contractual obligation of any such Person, and no other condition exists that would allow the other party to any such contractual obligations to terminate or cancel such contract, in any such case with respect to any contract of such Loan Party or Subsidiary the termination or cancellation of which, or non-renewal of which on substantially similar terms, is reasonably likely to have a Material Adverse Effect.

4.12           Employee Benefit Plans.  Each member of the ERISA Affiliate Group is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable Laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans.  Each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the IRC as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the IRC and the trust related thereto is exempt from federal income tax under Section 501(a) of the IRC.  No liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.  Schedule 4.12 sets forth (a) a complete list of any and all Pension Benefit Plans now maintained or maintained at any time during the last six (6) years by any member of the ERISA Affiliate Group for the employees of any member of the ERISA Affiliate Group and (b) a complete list of any and all Multiemployer Plans to which any member of the ERISA Affiliate Group now contributes or accrues contributions or contributed to or accrued contributions for at any time during the last six (6) years for the benefit of the employees of any member of the ERISA Affiliate Group.  With respect to each such current or former Pension Benefit Plan, (i) no such Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the IRC, whether or not waived, and each member of the ERISA Affiliate Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each such Pension Benefit Plan; (ii) no member of the ERISA Affiliate Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iii) no such Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such Pension Benefit Plan; and (v) at this time, the current value of the assets of each such Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and no member of the ERISA Affiliate Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities.

4.13           Intellectual Property.  Loan Parties and their Subsidiaries own, are licensed to use, or otherwise have the right to use, all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted.  Schedule 4.13 sets forth as to each Loan Party and each Subsidiary: (a) all Intellectual Property of such Loan Party or Subsidiary that is registered and/or filed with and/or issued by any Governmental Authority (specifically including the United States Patent and Trademark Office and the United States Copyright Office and any equivalent office of any foreign Governmental Authority), (b) any license of any such owned Intellectual Property described in the preceding clause (a) to which such Loan Party or Subsidiary is party as the licensor (including the title and date of such license, the name and address of the licensee and the registered Intellectual Property of Loan Parties and their Subsidiaries subject thereto), (c) any license for any Intellectual Property owned by any third party Person that is registered and/or filed with and/or issued by any Governmental Authority to which such Loan Party or Subsidiary is party as a licensee (including the title and date of such license, the name and address of the licensor and the registered Intellectual Property of such licensor subject thereto) and (d) any other Intellectual Property that is material to the business of any Loan Party or any Subsidiary.

4.14           Broker’s Fees.  Except as set forth on Schedule 4.14, no broker’s or finder’s fee or commissions will be payable by reason of any action of any Borrower or any Subsidiary with respect to any of the transactions contemplated hereby.  Each Borrower shall indemnify, defend and hold harmless each Finance Party with respect to any claim or demand or asserted claim or demand (together with all costs and expenses of such Finance Party in respect thereof or in defending the same) of any kind or nature made at any time by any broker or finder listed on Schedule 4.14 or otherwise in regard to the Transactions.  Notwithstanding anything in this Section 4.14 to the contrary, Borrowers shall have no obligation or liability for any broker’s or finder’s fees that a Finance Party has agreed to pay to any Person, including any other Finance Party.

4.15           Environmental Compliance.  Each Loan Party and each Subsidiary has been issued by the applicable Governmental Authorities all required federal, state, territorial, provincial, local and foreign licenses, certificates or permits relating to all applicable Environmental Laws necessary to the operations of the business and properties of such Loan Party or Subsidiary and the ownership by such Loan Party or Subsidiary of its properties and assets, all of which such licenses, certificates or permits are listed on Schedule 4.15 and are in full force and effect and in good standing, and no Loan Party or Subsidiary is a party to any consent order, consent decree or similar agreement or order voluntarily entered into by such Loan Party or Subsidiary with any applicable Governmental Authority with respect to any Environmental Law except as set forth on Schedule 4.15.  Except as set forth on Schedule 4.15, each Loan Party and each Subsidiary has been and is currently in compliance in all material respects with all applicable Environmental Laws, specifically including any and all licenses, certificates and permits and any and all consent orders, consent decrees and similar voluntary orders and agreements described in the foregoing sentence.  Except as set forth on Schedule 4.15, there are no claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to any Hazardous Materials asserted or, to Loan Parties’ and their Subsidiaries’ Knowledge, threatened against any Loan Party or any Subsidiary or relating to any real property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary which is reasonably likely to have a Material Adverse Effect, and no Loan Party or any Subsidiary has any Knowledge of any spill or other release or threatened spill or other release of Hazardous Material at any real property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary for which any Loan Party or any Subsidiary is legally responsible to remediate under applicable laws or which may be or could result in a material liability.

4.16           Disclosure.  No representation or warranty of any Loan Party or any Subsidiary contained in this Agreement, the Financial Statements, the other Loan Documents, or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any Loan Party and any of their Subsidiaries for use in connection with the Loan Documents, including, without limitation, SecureAlert’s filings with the Securities and Exchange Commission, contains any untrue statement of a material fact, omits or will omit a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There is no material fact known to any Loan Party or any of their Subsidiaries that has had or could reasonably be likely to have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the Transactions contemplated hereby.

4.17           Insurance.  Loan Parties and their Subsidiaries maintain insurance policies for public liability, property damage for their businesses and properties, product liability, business interruption, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance of types, and in amounts acceptable to Agent in its commercially reasonable judgment and as described on the insurance certificates set forth as Schedule 4.17 hereto; and, as of the Closing Date, no notice of cancellation has been received with respect to such policies and Loan Parties and their Subsidiaries are in compliance in all material respects with all conditions contained in such policies.

4.18           Compliance with Laws
(A)           None of the Loan Parties nor any Subsidiary is in violation of any applicable Law or other requirement of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any Environmental Law or the use, release, storage, transport or disposal of any Hazardous Material, which violation(s) would (individually or collectively) subject any Loan Party or any Subsidiary or any of their officers to criminal liability or have a Material Adverse Effect, and no notice of any such violation has been received.

(B)           Each Loan Party holds all licenses, permits, approvals, consents and certifications necessary to conduct its business in each jurisdiction in which it operates, and to own its properties, where the failure to hold any such licenses, permits, consents and certifications would have a Material Adverse Effect, a list of which licenses, etc. is shown on Schedule 4.18, and all such licenses, permits, approvals, consents and certifications are in full force and effect.  No Loan Party has received any notice, citation or other written or electronic transmission that it is not or may not be in compliance with any federal, state or local license, permit, approval, consent, certification, reporting or licensing requirement or any applicable Laws applicable to Loan Parties’ business or properties.

4.19           Bank Accounts.  Schedule 4.19 sets forth the account numbers and locations of all Deposit Accounts, Securities Accounts and Commodity Accounts of each Loan Party and their Subsidiaries.

4.20           Subsidiaries and Affiliates.  Except as set forth on Schedule 4.20, Loan Parties have no Subsidiaries.  Schedule 4.20 sets forth all equity interests owned by each Loan Party and their Subsidiaries, together with the type of organization which issued such equity interests (e.g., corporation, limited liability company, partnership or trust).

4.21           Employee Matters.  Except as set forth on Schedule 4.21, (a) none of the employees of any Loan Party or any Subsidiary are subject or party to any collective bargaining agreement, management agreement or consulting agreement, (b) no petition for certification or union election is pending with respect to any of the employees of any Loan Party or any Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to of the employees of any Loan Party or any Subsidiary and (c) there are no strikes, slowdowns, work stoppages or controversies pending or threatened between any Loan Party or any Subsidiary and its employees, other than employee grievances arising in the ordinary course of business which is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 4.21, none of the Loan Parties nor any Subsidiary is party to any employment contract.

4.22           Governmental Regulation.  None of the Loan Parties nor any Subsidiary is subject to regulation under the Investment Company Act of 1940 or to any applicable Law limiting its ability to incur indebtedness for borrowed money.

4.23           Receivables and Payables
.  As of the Closing Date, the Loan Parties are not aware of any reason why the receivables and payables of Loan Parties and their Subsidiaries are not reasonably likely to be respectively collectible and payable in the ordinary course of business in accordance with the usual terms and conditions of their respective businesses, and there exists no fact or circumstance not already disclosed to Agent in writing which is reasonably likely to impair the validity or collectibility of any Account.

4.24           Trade Relations.  As of the Closing Date there exists no actual or, to the Knowledge of the Loan Parties and their Subsidiaries, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party or any Subsidiary with any customer (or group of customers) or supplier (or group of suppliers) that either individually or in the aggregate are material to their respective operations.

4.25           Absence of Defaults.  As of the Closing Date, none of the Loan Parties or their Subsidiaries is in default under their respective Organizational Documents, and no event has occurred, which has not been remedied (to the extent expressly permitted hereunder) or waived in writing by the Required Lenders, which constitutes a Default or an Event of Default.

4.26           Credit Policies.  A true and correct copy of each Loan Party’s credit underwriting policies is attached hereto as Schedule 4.26, in full force and effect, without modification or amendment.

4.27           Chattel Paper.  Schedule 4.27 lists all Tangible Chattel Paper for the ten (10) largest monitoring services accounts of Loan Parties based on revenue received during Borrowers’ most recent fiscal quarter.  All action by each Loan Party necessary to protect and perfect the Agent’s Lien on each item listed in such schedule has been duly taken, including the delivery to Agent of the original Tangible Chattel Paper for such accounts.

4.28           Debt Securities and Instruments.  Schedule 4.28 sets forth all debt securities and Instruments owned by any Loan Party or any of their respective Subsidiaries where the principal amount of any individual debt securities or Instruments is greater than $50,000.

SECTION 5  AFFIRMATIVE COVENANTS

To induce each Finance Party to enter into this Agreement, each Borrower hereby covenants and agrees that until indefeasible payment in full in cash and performance in full of all Obligations and the termination of the Loan and this Agreement, each Borrower shall perform and shall cause each of their Subsidiaries to perform all covenants in this Section 5 applicable to such Person.

5.1           Financial Statements and Other Reports.  Borrowers and their Subsidiaries shall maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP and past practices, consistently applied.  Borrowers will deliver to Agent the financial statements and other reports described below until payment and performance in full of all Obligations.  All financial statements and reports to be delivered hereunder shall be in such form and contain such information as Agent requires from time to time, and may be delivered by facsimile, regular or express mail or by hand, but shall also be delivered in electronic form using the Microsoft Excel.xls format.

(A)           Monthly Financials.  (1) As soon as available and in any event within thirty-two (32) days after the end of each month, Borrowers will deliver (a) a preliminary finance report of each Borrower on an individual basis for such month as at the end of such month and (b) a schedule of the outstanding Indebtedness for borrowed money of Borrowers and their consolidated Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (2) as soon as available and in any event within thirty-two (32) days after the end of each month the consolidated and consolidating balance sheet of Borrowers and their consolidated Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income for the period from the beginning of the then current Fiscal Year to the end of such month.

(B)           Quarterly Financials.  In addition to the relevant monthly financial statements referred to in Section 5.1(A) as soon as available and in any event within forty-five (45) days after the end of each quarter of each Fiscal Year, Borrowers will deliver the consolidated and consolidating balance sheet of Borrowers and their consolidated Subsidiaries, as adjusted in conformity with GAAP, as at the end of such period and the related consolidated and consolidating statements of income, shareholder’s or member’s (as applicable), equity and cash flow for such quarter of such Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of such Fiscal Year.

(C)           Year-End Financials.  In addition to the relevant monthly and quarterly financial statements referred to in Sections 5.1(A) and 5.1(B), as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrowers will deliver to Agent:  (1) the audited consolidated and consolidating balance sheet of Borrowers and their consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, shareholder’s or member’s (as applicable) equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrowers and their consolidated Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from a independent registered public accounting firm selected by Borrowers and reasonably acceptable to Agent, which report shall be unqualified as to scope of audit of Borrowers and their consolidated Subsidiaries and shall state that (a) such financial statements present fairly the financial position of Borrowers and their consolidated Subsidiaries as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (c) that such accountants acknowledge that Agent is relying on such statements.  In connection with each annual or interim audit or review of the financial statements or financial controls of Borrowers and their consolidated Subsidiaries made by their independent public accountants (including the audit made in connection with the financial statements required to be delivered under this Section 5.1(C)), (i) Borrowers will deliver to Agent promptly upon receipt thereof copies of all reports submitted to Borrowers and their consolidated Subsidiaries by their independent registered public account firm in connection with each such annual or interim audit or review, including the comment letter submitted by such accounts to management or any member or committee of the Boards of Borrowers and their consolidated Subsidiaries in connection with such annual, interim or special audit or review, and (ii) Borrowers shall request from their independent registered public accounting firm (and deliver to Agent promptly upon receipt thereof) a certificate, to the effect that, in making the examination necessary for such annual, interim or special audit or review, such accountants have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained Knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(D)           Accountants’ Certification and Reports.  In connection with each annual, interim or special audit or review of the financial statements or financial controls of Borrowers and their consolidated Subsidiaries made by their independent public accountants (including the audit made in connection with the financial statements required to be delivered under Section 5.1(C) above, (i) Borrowers will deliver to Agent promptly upon receipt thereof copies of all reports submitted to Borrowers and their consolidated Subsidiaries by their independent registered accounting firm in connection with each such annual, interim or special audit or review, including the comment letter submitted by such accountants to management or any member or committee of the Boards of Borrowers and their consolidated Subsidiaries in connection with such annual, interim or special audit or review, and (ii) Borrowers shall request and obtain from their independent public accountants (and deliver to Agent promptly upon receipt thereof) a certificate, to the effect that, in making the examination necessary for such annual, interim or special audit or review, such accountants have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(E)           Management Report.  Together with each delivery of financial statements of Borrowers and their consolidated Subsidiaries pursuant to subdivisions (A), (B) and (C) of this Section 5.1, Borrowers will deliver a management report to Agent:  (1) describing the operations and financial condition of Borrowers and their consolidated Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); and (2) setting forth in comparative form (x) the corresponding figures for such monthly and year-to-date (or yearly, if applicable) periods as set forth in the Projections (or, if applicable, the yearly projections delivered to Agent under Section 5.1 below) and (y) the corresponding figures for the corresponding monthly and year-to-date (or yearly, if applicable) period in the previous Fiscal Year, in each case setting forth the variances between the current figures and the corresponding figures from the applicable Projections or projections and prior Fiscal Year.  The information above shall be presented in reasonable detail and shall be certified (the “Officer’s Certificate”) (which such Officer’s Certificate shall be in form and substance reasonably satisfactory to Agent) on behalf of Borrowers by the chief financial officer, director of finance, chief executive officer or president of each Borrower to the effect that (i) such information is accurate and complete in all material aspects or, in the case of financial statements, fairly presents the results of operations and financial condition of Borrowers and their consolidated Subsidiaries as at the dates and for the periods indicated, (ii) as of the date of such certification, there does not exist any Default or Event of Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Borrowers propose to take or have taken with respect thereto, and (iii) the representations and warranties contained in this Agreement and in the other Loan Documents remain in full force and effect and are true and accurate in all respects as of the date of delivery of the management report, except (x) to the extent such representations and warranties relate solely and expressly to an earlier date, (y) for revisions or updates to any Schedule(s) approved by Agent pursuant to Section 5.14, and (z) for such changes in circumstances of Borrowers and their Subsidiaries that are expressly permitted under this Agreement.

(F)           Projections.  No later than fifty (50) days after the beginning of each quarter of each Fiscal Year of Borrowers and their consolidated Subsidiaries, Borrowers shall deliver to Agent the projected consolidated and consolidating income and cash flow statements of Borrowers and their consolidated Subsidiaries for the following twelve (12) month period, in reasonable detail, reporting Borrowers’ good faith projections and certified by the chief financial officer of Borrowers as being good faith efforts to provide the most accurate projections available and identical to the projections used by Borrower and their consolidated Subsidiaries for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Agent may reasonably require.

(G)           Tax Returns.  Within twenty (20) days after filing thereof Borrowers shall deliver to Agent a copy of the annual federal (and, if requested by Agent, state or other) tax return (and any amended return) of Borrowers, certified by the chief financial officer or chief executive officer of each Borrower to be accurate and complete in all material respects.

(H)           Borrowing Base Certificates.  At the time each request for an Advance is made, Borrowers shall deliver to Agent a current borrowing base certificate, in the form of Exhibit A attached hereto and made part hereof (“Borrowing Base Certificate”) together with a current report showing aging of Accounts and a current report showing billed and unbilled Accounts.

(I)           Government Notices.  Borrowers will deliver to Agent promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or any Borrower’s or any Subsidiary’s payment or non-payment of any taxes including any tax audit.

(J)           Notification of Events of Default, etc.  On the first Business Day Borrower’s Knowledge of the following events or conditions, Borrowers shall deliver written notice including a certificate signed by the chief executive officer or president of Borrowers specifying the nature and period of existence of such condition or event and what action Borrowers and their Subsidiaries have taken, are taking, and propose to take, with respect thereto:  (1) any condition, circumstance or event that constitutes an Event of Default or Default; (2) any default or breach by any Borrower or Subsidiary of the performance, observance or fulfillment of any of the obligations, duties, covenants or conditions contained in any contractual obligation of any such Borrower or Subsidiary, or the occurrence of any condition or event that would allow the other party to any such contractual obligations to terminate or cancel such contract, or the receipt by any Borrower or any Subsidiary of any notice from any such counterpart under any such contractual obligation claiming that any such default or material condition or event has occurred, in any such case with respect to any contract of such Borrower or Subsidiary the termination or cancellation of which, or non-renewal of which on substantially similar terms, is reasonably likely to have a Material Adverse Effect; (3) any condition, circumstance or event which has had or is reasonably likely to have a Material Adverse Effect; (4) the resignation or termination of John Hastings or if he shall leave his office for whatever reason or ceases to exercise the rights and duties of such office; or (5) the resignation or termination of the chief financial officer or the controller of Borrowers (or any officer(s) or employee(s) of Borrowers performing the duties and functions commonly performed by a chief financial officer and a controller) or the head(s) of operations and sales of Borrowers, or if any such person shall leave his or her office for whatever reason or ceases to exercise the rights and duties of such office. With respect to the foregoing clauses (4) and (5), in addition to giving written notice as provided for above, Borrowers shall also provide notice to Agent via e-mail and telephone to one of the managing partners of Agent of such occurrence by the end of the first Business Day after Borrower’s Knowledge of any such event described in clauses (4) and (5).

(K)           Names.  Borrowers and their Subsidiaries will give Agent at least thirty (30) days’ advance written notice of changes to their respective registered names and any new trade name or fictitious business name.  Borrowers’ and their Subsidiaries’ use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

(L)           Locations.  Borrowers and their Subsidiaries will give Agent at least thirty (30) days’ advance written notice of any change in Borrowers’ or their Subsidiaries’ address of executive offices or of any new location for its books and records or the Collateral (including any such new Collateral location operated by a third party (and specifically including any public warehouse, any consignment location, any locations where any of the Collateral is to be held for processing and any other bailee location at which any of the Collateral is to be located)).  With respect to any such new location (which, with respect to any Borrower or Guarantor, in any event shall be within the continental United States), Borrowers will execute (and will cause any applicable Guarantor to execute) such documents and take such actions as Agent deems necessary to perfect and protect the security interests of Agent in the Collateral prior to the transfer or removal of any Collateral to such new location.

(M)           Deposit Accounts, Securities Accounts and Commodity Accounts.

(i)           The Borrowers, Guarantors and each other necessary party shall enter into appropriate Control Agreements with Agent and shall take all other actions necessary for Agent to have control of any Collateral consisting of Deposit Accounts, Securities Accounts or Commodity Accounts for the purpose of perfecting a Lien in such accounts under the UCC; provided, however, Midwest shall have until sixty (60) days from the Closing Date to comply with the requirements of this clause (i) in respect of the Midwest Deposit Account; provided, further, that no Control Agreement shall be required in respect of any Specified Deposit Account.

(ii)           Borrowers will give Agent at least ten (10) Business Days’ prior notice of any new Deposit Account, Securities Account or Commodity Account any Borrower or any Subsidiary intend to establish prior to their opening same, and, without limiting the generality of or contradicting anything set forth in Section 2.8(A), if required by Agent, will prior to or concurrently with the opening of same provide Agent with “control” (as defined in Articles 8 and/or 9 of the UCC with respect to each applicable item or type of Collateral) with respect to such Deposit Account, Securities Account or Commodity Account, including if applicable causing such Deposit Account, Securities Account or Commodity Account to be subject to a Control Agreement in favor of Agent.

(iii)           Borrowers will cause copies of all bank statements with respect to all accounts of every kind they have to be provided to Agent contemporaneously with their being provided to Borrowers or Guarantors, as applicable.

(iv)           Within two (2) Business Days after Borrowers’ receipt of a request from Agent (which request may be made in writing, verbally or by electronic communication), Borrowers will provide Agent with such other information concerning Borrowers’ or  Guarantors’ Deposit Accounts as Agent may from time to time reasonably request.

(v)           No later than sixty (60) days after the Closing Date, Midwest shall have irrevocably closed each Specified Deposit Account.

(N)           Registered Public Accounting Firm.  Within three (3) Business Days of the resignation or termination of Borrowers’ current registered public accounting firm, or any registered public accounting firm hereafter engaged by Borrowers, Borrowers shall notify Agent in writing of such occurrence and the reason(s) therefore.

(O)           Litigation.  Within three (3) Business Days after Borrower obtains Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Borrower or any Subsidiary or any property of any Borrower or any Subsidiary not previously disclosed by Borrowers to Agent in writing or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrowers, or any of them or any Subsidiary or any property of any Borrower or of any Subsidiary which, in the case of the preceding clauses (1) or (2), is reasonably likely to have a Material Adverse Effect, Borrowers will give written notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(P)           Other Information.  With reasonable promptness, Borrowers shall, and shall cause their Subsidiaries to, deliver such other information and data as may be available to and not legally prohibited from disclosure by Borrowers and their Subsidiaries with respect to any Borrower or any Subsidiary, any of the property or assets of any Borrower or any Subsidiary or the Collateral as Agent may reasonably request from time to time.

5.2           Access to Accountants.  Borrowers, on behalf of themselves and their Subsidiaries, hereby irrevocably authorize and request and instruct all accountants and auditors employed by Borrowers and their Subsidiaries at any time to exhibit and deliver to Agent upon Agent’s request copies of any of the financial statements, trial balances or other accounting records or reports of any sort of Borrowers and their Subsidiaries in the accountant’s or auditor’s possession (other than work papers or other proprietary information of such accountants or auditors), and to disclose to Agent any information such accountants or auditors may have concerning the financial status and business operations of Borrowers and their Subsidiaries.  Borrowers, on behalf of themselves and their Subsidiaries, hereby authorize all Governmental Authorities to furnish Agent with copies of any reports or examinations requested by Agent relating to Borrowers and their Subsidiaries.  Notwithstanding the foregoing, Agent will attempt to obtain such information or material directly from Borrowers prior to requesting any such information from any such Governmental Authorities.

5.3           Inspection.  Borrowers shall, and shall cause their Subsidiaries to, at Borrowers’ cost and expense, permit Agent and any authorized representatives designated by Agent (including without limitation an auditing firm selected by Agent) to visit and inspect any of the properties, business locations, Collateral locations and books and records of any Borrower or any Subsidiary, including its financial and accounting records, and in conjunction with such inspection, to audit Borrowers’ and/or any Subsidiary’s books and records and make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

5.4           Collateral Records.  Borrowers shall, and shall cause their Subsidiaries to, keep full and accurate books and records relating to the Collateral and, promptly after being requested by Agent, shall mark such books and records to indicate Agent’s security interests in the Collateral.

5.5           Account Covenants; Verification.

(A)           Borrowers shall, and shall cause their Subsidiaries to, at their own expense, use their best efforts to assure prompt payment of all amounts due or to become due under their respective Accounts.  No discounts, credits or allowances will be issued, granted or allowed by Borrowers and their Subsidiaries to Account Debtors.  Borrowers will promptly notify Agent (i) in the event that any customer(s) or Account Debtor(s) allege(s) any material dispute or claim with respect to an Account or Accounts, (a) the face amount of which, either singly or in the aggregate, exceeds five percent (5%) of the aggregate face amount of all  of Borrowers’ or Guarantors’, as applicable, Accounts then outstanding, or (b) which singly or in the aggregate, exceeds seventy-five percent (75%) of all Accounts then outstanding from any such customer or such Account Debtor; provided that such Accounts of such customer or such Account Debtor represent more than two percent (2%) of the aggregate face amount of all Borrowers’ or Guarantors’, as applicable, Accounts then outstanding, and (ii) of any other circumstances known to any Borrowers and their Subsidiaries that may impair, in any material respect, the validity or collectibility of the Accounts so as to cause a Material Adverse Effect.  Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person.  After the occurrence and during the continuance of an Event of Default, Borrowers shall not, and shall not permit their Subsidiaries to, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

(B)           In view of the nature of the Loan and the importance to the Borrowers’ business and the functioning and integrity of the Loan, Borrowers agree that, at Agent’s request, they will promptly cease (and will cause their Subsidiaries to promptly cease) doing business with customers designated by Agent as Persons who are not creditworthy or otherwise are incapable of having their Accounts included as Eligible Accounts.

5.6           Corporate Existence

.  Borrowers shall, and shall cause their Subsidiaries to, at all times preserve and keep in full force and effect its existence as a legal entity and all rights and franchises material to its businesses.  Borrowers shall promptly notify Agent of any change in the ownership or corporate structure of any Borrower or any Subsidiary, provided that this requirement of notice shall not in any way or under any circumstances be deemed to permit (and no such giving of notice shall cure or otherwise prevent the occurrence of any Event of Default resulting from) any such change in the ownership or corporate structure of any Borrower or any Subsidiary that is otherwise prohibited or restricted hereunder or under any other Loan Document.

5.7           Payment of Taxes.  Borrowers shall, and shall cause their Subsidiaries to, pay all Taxes imposed upon them or any of their properties or assets or with respect to any of their franchises, businesses, income or property before any penalty accrues thereon provided that no such tax need be paid if Borrowers and/or their Subsidiaries are Properly Contesting the same.

5.8           Maintenance of Properties; Insurance.  Borrowers shall, and shall cause their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all properties used in the businesses of Borrowers and their Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof, and will protect and preserve all material registered or registrable Intellectual Property (now or hereafter existing).  Borrowers shall, and shall cause their Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to their businesses and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent.  Borrowers shall, and shall cause their Subsidiaries to, cause Agent to be named as “lender’s loss payee” on all insurance policies relating to any Collateral and as “additional insured” under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Agent and shall collaterally assign to Agent as security for the payment of the Obligations all business interruption insurance of Borrowers and their Subsidiaries.  Unless otherwise agreed to in writing by Agent in its sole and absolute discretion, any Net Cash Proceeds received from any policies of insurance relating to any Casualty Event relating to the Collateral or any other assets and properties of Borrowers and their Subsidiaries shall be applied in accordance with Section 2.6(A) in the absence of an Event of Default or Section 7.3 upon the occurrence and during the continuance of an Event of Default.

5.9           Compliance with Laws.  Borrowers shall, and shall cause their Subsidiaries to, comply in all material respects with the requirements of all applicable Laws, including all such applicable Laws as now in effect and which may be imposed in the future in all jurisdictions in which Borrowers and their Subsidiaries are now doing business or may hereafter be doing business.  SecureAlert shall file all reports, filings and information with the Securities and Exchange Commission as required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules regulations promulgated thereunder.

5.10           Further Assurances.  Without limiting the generality of or contradicting anything set forth in Section 2.8(A), Borrowers shall, and shall cause their Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title or other documents as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.  At Agent’s request, Borrowers shall, and shall cause their Subsidiaries to, cause any wholly-owned or substantially wholly-owned Subsidiaries of any Borrower or any Subsidiary promptly to guaranty the Obligations and to grant to Agent security interests in the personal property of such Subsidiary to secure the Obligations (it being acknowledged that the creation of Subsidiaries is restricted by Section 6.9).

5.11           Collateral Locations.  Borrowers shall, and shall cause their Subsidiaries to, keep the Collateral (other than Collateral consisting of Tracking Units which are subject to Lease Agreements which are then in full force and effect, and in-transit Collateral) at the locations specified on Schedule 4.7 (or any location of which Borrowers have given written notice to Agent in accordance with either Section 5.1(L) or Section 6.4 since the last time Borrowers shall have delivered to Agent Schedule 4.7 or any update thereto).

5.12           Landlords and Bailees.  If any Collateral is at any time in the possession or control of any landlord, warehouseman, consignee, bailee or any of Borrowers’ or Guarantors’ agents or processors, Borrowers shall, upon the request of Agent, notify such landlord, warehouseman, bailee, agent or processor of the security interests in favor of Agent created hereby, shall instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall cause such Person to execute an access and waiver agreement acceptable to Agent.

5.13           Use of Proceeds and Margin Security.  Borrowers shall, and shall cause their Subsidiaries to, use the proceeds of all Loans for proper business purposes in accordance with Section 2.3 consistent with all applicable laws, statutes, rules and regulations.  No portion of the proceeds of any Loan shall be used by any Borrower or any Subsidiary for the purpose of purchasing or carrying of margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or X of the Board of Governors of the Federal Reserve System as in effect from time to time, or any other regulation of the Board of Governors of the Federal Reserve System as in effect from time to time, or to violate the Exchange Act.

5.14           Revisions or Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrowers shall deliver to Agent, along with the Officer’s Certificate to be delivered under Section 5.1(E), such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Agent, in the exercise of its reasonable judgment, shall have accepted in writing such revisions or updates to such Schedule(s).  Without limiting the generality of the foregoing or of Section 5.1(E), each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading in all material respects at all times during the term of this Agreement, except for revisions or updates to any Schedule(s) approved by Agent pursuant to the preceding sentence and such changes in the circumstances of Borrowers and their Subsidiaries that are expressly permitted under this Agreement.

5.15           Accuracy of Information.  All written information, reports, statements and other papers and data furnished to Agent, whether pursuant to this Section 5 or any other provision of this Agreement or of any other Loan Document, shall be, at the time the same is so furnished, complete and correct in all material respects (subject to the provisions regarding Pro Forma financial statements and Projections set forth in Section 4.3(C)) to the extent necessary to give Agent true and accurate knowledge of the subject matter thereof, and shall not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

5.16           Delivery and Control of Certain Collateral; Requirements to Give Notice of Future Acquisition of Certain Collateral.  Without limiting the generality of or contradicting anything set forth in Section 2.8(A) or Section 2.7(D), Borrowers hereby represent, warrant and covenant as follows:

(A)           Schedule 5.16(A) sets forth all of the Investment Property, Securities (both Certificated Securities and Uncertificated Securities), Securities Entitlements, Financial Assets and Commodity Contracts (other than any Securities Accounts or Commodities Accounts (and any Securities, Securities Entitlements, Financial Assets and Commodity Contracts held therein) disclosed pursuant to Sections 5.1(M) and any Capital Stock of any Subsidiary disclosed pursuant to Section 4.1(C)) owned by any Borrower or Guarantor.  Borrowers shall hereafter give prompt written notice to Agent of the future acquisition by any Borrower or Guarantor of any such Investment Property, Securities, Securities Entitlements, Financial Assets and Commodity Contracts.  Upon request of Agent, and in any event upon the occurrence of any Event of Default, each Borrower shall provide, and shall cause each  Guarantor to provide, Agent with “control” (as defined in Article 9 and/or Article 8 (as applicable) of the UCC) of all such Investment Property, Securities, Securities Entitlements, Financial Assets and Commodity Contracts.

(B)           Schedule 5.16(B) sets forth all of the letters of credit with an amount available for future drawing thereunder as of the date hereof of at least $100,000 on which any Borrower or Guarantor is the beneficiary and which give rise to Letter-of-Credit Rights owned by such Borrower or Guarantor, and Borrowers shall hereafter give (or shall cause the applicable Guarantor to give) prompt written notice to Agent of the future acquisition by any Borrower or Guarantor of any such Letter-of-Credit Rights and/or any Borrower or Guarantor being named beneficiary of or otherwise receiving any such letter of credit.  Upon request of Agent, and in any event upon the occurrence of any Event of Default, Borrowers shall deliver to Agent all such letters of credit on which any Borrower or Guarantor is the beneficiary and which give rise to such Letter-of-Credit Rights owned by such Borrower or Guarantor, as applicable, in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent and also shall take any and all other actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letters of credit and related Letter-of-Credit Rights in a manner acceptable to Agent.

(C)           Schedule 5.16(C) sets forth all of the Commercial Tort Claims in which any Borrower or Guarantor has any rights or interest on the date hereof, including descriptions of the events and circumstances giving rise to each such Commercial Tort Claim and the dates such events and circumstances occurred, the potential defendants with respect each such Commercial Tort Claim and any court proceedings that have been instituted with respect to each such Commercial Tort Claim.  Borrowers shall promptly give written notice to Agent upon any Borrower becoming aware that it or any Guarantor has any rights or interests in any Commercial Tort Claim, which such notice shall include all of the information with respect to such Commercial Tort Claim that would have been required to be provided on Schedule 5.16(C), and each Borrower shall, and shall cause any applicable Guarantor to, with respect to any such Commercial Tort Claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such Commercial Tort Claim.

(D)           Upon request of Agent, Borrowers shall promptly deliver, and shall cause each Guarantor to promptly deliver, to Agent any and all certificates of title, applications for title or similar evidence of ownership of all tangible Collateral which, under the provisions of Article 9 as in effect in any applicable state, is a type of asset with respect to which such a certificate of title or other similar evidence of ownership is issued and with respect to which perfection of any Lien therein must be accomplished by notation of such Lien and the holder thereof on such certificate of title or other similar evidence of ownership, and Borrowers shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.

5.17           Chattel Paper.  Within ten (10) Business Days after the end of each fiscal quarter of Borrowers, Borrowers will deliver to Agent the originals of Tangible Chattel Paper for Borrowers’ ten (10) largest monitoring services accounts based on revenue received during such fiscal quarter of Borrowers, such that Agent shall at all times have possession of the original Tangible Chattel Paper for Borrowers’ ten (10) largest monitoring services accounts.  Agent, in its sole discretion, may, but shall not be required to, return to Borrowers the original of any Tangible Chattel Paper delivered pursuant to this Section 5.17 that ceases to be included in Borrowers’ ten (10) largest monitoring services accounts.  If requested by Borrowers, Agent shall return to Borrowers the original of any Tangible Chattel Paper delivered to Agent pursuant to this Section 5.17 for the purpose of facilitating any amendment, modification, restatement or replacement of such Tangible Chattel Paper, provided that Borrowers shall promptly deliver to Agent the original Tangible Chattel Paper as amended, modified, restated or replaced if the same continues to be one of Borrowers’ ten (10) largest monitoring services accounts.  Upon the occurrence of an Event of Default, Borrowers shall deliver to Agent the originals of all Tangible Chattel Paper.

5.18           Post-Closing Obligations.  Borrowers shall perform each of the obligations contained in the Post Closing Letter, as soon as possible, but in any event prior to the applicable dates set forth in the Post Closing Letter (or such later dates as may be agreed to by Agent in its sole discretion).

SECTION 6  NEGATIVE COVENANTS

To induce each Finance Party to enter into this Agreement, each Borrower hereby covenants and agrees that until indefeasible payment in full in cash and performance in full of all Obligations and the termination of the Loan and this Agreement, no Borrower shall and no Borrower shall permit any of their Subsidiaries to, violate any of the covenants in this Section 6 applicable to such Person.

6.1           Indebtedness.  No Borrower shall, or shall permit any Subsidiary to, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations; provided that (1) such Indebtedness is initially incurred prior to or within twenty (20) days after such acquisition or the completion of such construction or improvement and (2) the aggregate outstanding principal amount of all Indebtedness permitted under this clause (b) shall not at any time exceed $10,000,000; (c) Indebtedness existing as of the date hereof and set forth on Schedule 6.1; (d) Indebtedness consisting of trade payables (other than trade payables set forth on Schedule 6.1) incurred in the ordinary course of business, due and payable on terms extended in the ordinary course of business, provided (i) such Indebtedness is unsecured, (ii) such Indebtedness is not evidenced by a promissory note and (iii) the aggregate principal amount of such Indebtedness which is past due at any time outstanding does not exceed two percent (2%) of the Maximum Credit Amount; (e) any Indebtedness consisting of guaranty obligations permitted by Section 6.2; (f) Permitted Subordinated Debt; and (g) unsecured indebtedness of one or more Borrowers to other Borrowers.

6.2           Guaranties.  Except as set forth on Schedule 6.2 and except for the guaranties and endorsements of Instruments or items of payment for collection in the ordinary course of business, no Borrower shall, or shall permit any Subsidiary to, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or other financial conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, other than, following not less than five (5) Business Days written notice to Agent, unsecured guarantees by one or more Borrowers of the Indebtedness or obligations of another Borrower to the extent such Indebtedness or obligations are permitted and/or not prohibited hereunder.

6.3           Transfers, Liens and Related Matters.

(A)           Transfers.  No Borrower shall, or shall permit any Subsidiary to, make any Asset Distribution, or grant any option with respect to any of the Collateral or other assets, except for Permitted Dispositions.

(B)           Liens.  Except for Permitted Encumbrances, no Borrower shall, or shall permit any Subsidiary to, directly or indirectly create, incur or assume (or agree to create, incur or assume) or permit to exist any Lien on or with respect to any of the Collateral or other assets or any proceeds, income or profits therefrom.

(C)           No Pledge Restrictions.  No Borrower shall, or shall permit any Subsidiary to, enter into or assume any agreement (other than the Loan Documents) restricting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

(D)           Restricted Payments.  No Borrower shall, or shall permit any Subsidiary to, directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except (i) a Restricted Payment consisting of the distribution of shares of the Capital Stock of SecureAlert, and (ii) as otherwise expressly permitted in this Agreement or any other Loan Document.

6.4           Restriction on Fundamental Changes.  No Borrower shall, or shall permit any Subsidiary to: (a) undergo a Change of Control, (b) acquire by purchase or otherwise all or any material portion of the assets of, or Capital Stock or other evidence of beneficial ownership, of any Person or any business or division of any Person, (c) merge into or consolidate with any other Person or (d) create any new classes of Capital Stock, except that, so long as Borrowers shall have given at least thirty (30) days prior written notice to Agent of any of the following events and have executed all documents and agreements (including supplemental powers of attorney) and taken such other additional actions as Agent may request in order to protect and continue Agent’s rights and perfection with respect to this Agreement and the other Loan Documents, the Collateral and the liens and security interests in the Collateral created herein and therein, then: (i) any Subsidiary of any Borrower or may merge into or consolidate with any wholly-owned Subsidiary of any Borrower; (ii) any Subsidiary of any Borrower may merge into or consolidate with any Borrower, so long as such Borrower is the surviving entity of such merger or consolidation, and (iii) any Borrower (other than SecureAlert) may merge into or consolidate with any other Borrower, provided that in any merger between any Borrower and another Borrower, the surviving entity does not (A) change its legal name as reflected in its articles or certificate of incorporation, organization or formation and/or as reflected on the records of its jurisdiction of incorporation, (B) change its jurisdiction of organization and/or become organized under the laws of any other jurisdiction, (C) change its entity organization number as issued by its jurisdiction of organization, or (D) change its chief executive office and principal place of business.

6.5           Transactions with Affiliates.  Except as disclosed on Schedule 6.5, no Borrower shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Borrower or Subsidiary, except for (subject to Section 6.16) transactions in the ordinary course of and pursuant to the reasonable requirements of the businesses of Borrowers and their Subsidiaries and upon fair and reasonable terms which are fully disclosed in advance to Agent and which are no less favorable to Borrowers and their Subsidiaries than they would obtain in a comparable arm’s length transaction with an unaffiliated Person.

6.6           Environmental Liabilities.  Without limiting the generality of Section 5.9 or the representations and warranties of Section 4.15, no Borrower shall, or shall permit its Subsidiaries to:  (a)  violate in any respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable Environmental Law) into, onto or from, any real property owned, leased or operated by Borrowers and their Subsidiaries; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by Borrowers  and their Subsidiaries.

6.7           Conduct of Business.  No Borrower shall, nor shall permit any Subsidiary to, (i) engage in any business other than businesses of the type engaged in by Borrowers and their Subsidiaries on the Closing Date (after giving effect to the Transactions) and any businesses reasonably related thereto.

6.8           Compliance with ERISA.  Borrowers shall not, and shall not permit their Subsidiaries or any other member of the ERISA Affiliate Group to, establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan after the Closing Date if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect.  Borrowers and their Subsidiaries shall establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.  No Foreign Subsidiary of any Borrower shall establish any employee pension plan or employee benefit and/or welfare plans or amend any existing employee pension plan or employee benefit and/or welfare plans if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect, and each Foreign Subsidiary shall establish maintain and operate each employee pension plan or employee benefit and/or welfare plans in compliance in all material respects with all applicable provisions of all laws, and all regulations and interpretations thereof, of all applicable foreign government(s) (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) regarding such employee pension plans or employee benefit and welfare plans with respect to each employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary.

6.9           Subsidiaries.  Borrowers shall not, and shall not permit their Subsidiaries to, establish or create any Subsidiaries after the Closing Date unless (i) the Required Lenders grant their prior written consent thereto; (ii) Borrowers shall have given Agent not less than twenty (20) days’ prior written notice of the proposed establishment, creation or acquisition which notice shall include, in reasonable detail, a description of the proposed transaction including all relevant financial information; (iii) such Subsidiary conducts substantially the same business as is being conducted by Borrowers and their Subsidiaries, (iv) such transaction otherwise complies with the provisions of this Agreement; (v) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction; (vi) such Subsidiary shall have bound itself as a party to this Agreement, as a Borrower on such terms and conditions as the Required Lenders may reasonably require; and (vii) such Subsidiary shall have granted to Agent, and Agent shall have perfected, a first priority lien on, and security interest in, all of its personal property (if so requested by Agent), subject to Permitted Encumbrances.

6.10           Fiscal Year.  No Borrower shall, or shall permit any Subsidiary to, change its fiscal year or adopt a fiscal year other than the Fiscal Year for tax or accounting purposes.

6.11           Press Release; Public Offering Materials.  No Borrower shall, or shall permit any Subsidiary to, disclose the name of any Finance Party in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the Capital Stock of any Borrower, except as may be required by Law or with such Finance Party’s prior written approval.

6.12           Payments on and Amendments to Subordinated Debt.  No Borrower shall, nor shall any Borrower permit any Subsidiary to, make any payment on all or part of any Subordinated Debt or any other Indebtedness subordinated to the Obligations other than in strict compliance with the applicable written subordination agreement. The Borrowers shall not amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal of such Subordinated Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization, (d) increases the interest rate, (e) increases or adds any fees or charges, (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower, or that is otherwise materially adverse to any Borrower or any Finance Party, (g) results in the Obligations not being fully benefited by the subordination provisions thereof or (h) otherwise modifies such Subordinated Debt in a manner that requires Agent’s consent under the terms and provisions of the applicable subordination agreement.

6.13           Organizational Documents.  No Borrower shall, or shall permit any Subsidiary to, amend or otherwise modify their Organizational Documents in a manner which could impact the Finance Parties’ rights under the Loan Documents and/or with respect to any Loan Party or any of the Collateral, and no Borrower shall, nor shall permit any Subsidiary to, enter into any new shareholder’s agreement or similar agreement after the date hereof (and Borrowers represent and warrant that true, complete and correct copies of such Organization Documents as in effect as of the date hereof complete with all amendments have been delivered to Agent as of the date hereof).

6.14           No Impairment of Restricted Payments.  No Borrower shall, or shall permit any Subsidiary to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the making of any Restricted Payment by any Borrower or any Subsidiary.

6.15           Advances, Loans or Investments.  Except for those Permitted Investments listed on Schedule 6.15 and as otherwise expressly permitted hereunder, no Borrower shall, or shall permit any Subsidiary to, make advances or loans to, or any investment in any Person or any business division of any Person; provided, however, that Borrowers may (a) make expense advances to their employees in the ordinary course of business and (b) make loans to officers or employees so long as the aggregate outstanding amount of all such loans does not exceed $100,000 at any one time.

6.16           Management or Consulting Fees.  No Borrower shall, or shall permit any Subsidiary to, pay any management, consulting or other similar fees to any Affiliate except for management fees as set forth on Schedule 6.16 or otherwise with the prior written consent of the Required Lenders, provided that no Default or Event of Default shall have occurred and remain outstanding at the time of such payment or would occur after giving effect to such payment.

6.17           Hedging Agreements.  No Borrower shall be a party to or enter into any Hedging Agreement.

6.18           Financial Covenants.

(A)           Borrowers shall not permit their operating income as reported in SecureAlert’s quarterly financial statements as filed with the SEC for the fiscal quarter ending December 31, 2011 to be less than $100,000.

(B)           Borrowers shall not permit their operating income as reported in SecureAlert’s quarterly financial statements as filed with the SEC for the fiscal quarter ending March 31, 2012 to be less than $250,000.

(C)           Borrowers shall not permit their operating income as reported in SecureAlert’s quarterly financial statements as filed with the SEC for the fiscal quarter ending June 30, 2012 to be less than $400,000.

(D)           Borrowers shall not permit their operating income as reported in SecureAlert’s quarterly financial statements as filed with the SEC for the fiscal quarter ending September 30, 2012, and each fiscal quarter thereafter to be less than $500,000.

For purposes of this Section 6.18, operating income shall not include any deduction made or required to be made pursuant to GAAP for impairment of goodwill, equipment or inventory.  Notwithstanding anything in this Agreement to the contrary, if Borrowers fail to achieve any of the financial covenants set forth in this Section 6.18 by $50,000 or less in any fiscal quarter (the “shortfall amount”), Borrowers shall not be in default hereunder provided Borrowers exceed the financial covenant for the following fiscal quarter by not less than the shortfall amount.

6.19           Payments on Contracts.  No Borrower shall, or shall permit any Subsidiary to, enter into any contract (or agree to alter or modify the payment instructions in any contract) unless the payment instructions in such contract direct that all payments are to be made into a Deposit Account that is subject to a Control Agreement pursuant to Section 5.1(M); provided, however, (a) the foregoing shall not apply to the Midwest Deposit Account until sixty (60) days following the Closing Date, and (b) if any contract with a foreign government (or any agency thereof) requires that payments be made into a Deposit Account maintained in such foreign country, Borrower shall not be in breach of the covenant contained in this Section 6.19 if Borrower directs that all funds in such foreign Deposit Account be transferred to a Deposit Account subject to a Control Agreement promptly (but no more than five (5) Business Days) after such funds become available for transfer.

6.19           Real Estate Acquisitions.  No Borrower shall, or shall permit any Subsidiary to, acquire, or enter into any contract to acquire, fee or similar title to any real property after the Closing Date without the prior written consent of Agent.  Nothing herein shall be construed as prohibiting any Borrower or Subsidiary from entering into leases for real property in the ordinary course of such Borrower’s or Subsidiary’s business as presently conducted.

SECTION 7  DEFAULTS, RIGHTS AND REMEDIES

7.1           Event of Default.  “Event of Default” means the occurrence or existence of any one or more of the following:

(A)           Payment.  Failure to make payment of any of the Obligations within ten (10) days after the same becomes due; or

(B)           Default in Other Agreements.  With respect to any Subordinated Debt or any other Indebtedness of any Borrower or any Subsidiary: (1) failure of any Borrower or any Subsidiary to pay when due (or within any applicable grace period) any principal, interest, fees or other obligations on any such Indebtedness, or (2) default by any Borrower under any agreement or agreements evidencing any such Indebtedness or pursuant to which such Indebtedness was issued or governed, if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Person’s obligations which are the subject thereof prior to the maturity date thereof or prior to the regularly-scheduled date of payment thereof, and such default continues beyond any applicable grace or cure period (whether or not the holder of such Indebtedness actually accelerates such payment); or

(C)           Breach of Reporting Covenants.  Borrower defaults in the timely observance or performance of any of the financial, management and other reporting obligations and covenants contained in Sections 5.1(A) (“Monthly Financials”), 5.1(B) (“Quarterly Financials”), 5.1(C) (“Year-End Financials”), 5.1(E) (“Management Report”), or 5.1(G) (“Tax Returns”) and such default has not been cured within thirty (30) days after the date such financial, management or other reports became due; provided, however, if such default occurs prior to the date that is sixty (60) days after the Closing Date (the “Grace Period End Date”), Borrower shall have until the date that is thirty (30) days after the Grace Period End Date to cure such default; or

(D)           Breach of Warranty.  Any representation, warranty, certification or other statement made by any Borrower or any Guarantor in this Agreement or any other Loan Document or in any statement or certificate (including any financial statement or collateral report) at any time given by such Person in writing pursuant to or in connection with any Loan Document is false or misleading in any material respect on the date made or reaffirmed; or

(E)           Breach of Other Covenants.  Any Borrower or Guarantor defaults in the performance of or compliance with any term, provision, covenant or agreement contained in this Agreement or in any other Loan Document, other than a matter constituting a separate Event of Default described in any other subsection of this Section 7.1, and if such default is capable of remedy, the continuance of the same without cure for a period of thirty (30) days after notice thereof is given to the applicable Loan Party or such Loan Party obtains Knowledge thereof (or, with respect to any such default that occurs prior to the Grace Period End Date, the continuance of the same without cure for thirty (30) days after the Grace Period End Date), unless a shorter period time is provided for in the document giving rise to such default; provided, however, if the default is of a nature that cannot be cured by the payment of money, the applicable Loan Party shall have a reasonable period of time to cure the default, but not longer than ninety (90) days from the date notice of default is first given, provided:  (i) within thirty (30) days after the date notice is given, the applicable Loan Party commits to Agent in writing that it will cure the default and describes the actions it intends to take to do so, (ii) such Loan Party promptly commences and diligently pursues all appropriate actions to cure the default, and (iii) during the period in which such Loan Party is attempting to cure the default, the value of the Collateral, the lien and security interests of Agent therein, the rights and remedies of the Finance Parties, and the likelihood of the timely repayment of the obligations owed to the Finance Parties under the Loan Documents shall not be materially adversely affected or impaired; or

(F)           Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to any Borrower, any Subsidiary or any Guarantor or any of their respective properties in an involuntary case under the Bankruptcy Code or any applicable other bankruptcy, receivership, insolvency or similar Law now or hereafter in effect, or (2) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Guarantor, or over all or a substantial part of their respective property, is entered (whether or not such appointment is of a temporary nature), or (3)  an involuntary case is commenced against any Borrower, any Subsidiary or any Guarantor, under the Bankruptcy Code or any other applicable bankruptcy, receivership, insolvency or similar Law now or hereafter in effect and such case is not dismissed or discharged within sixty (60) days; or

(G)           Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) An order for relief is entered with respect to any Borrower, any Subsidiary or any Guarantor or any of their respective properties in, or any Borrower, any Subsidiary or any Guarantor commences a voluntary case under, under the Bankruptcy Code or any applicable other bankruptcy, receivership, insolvency or similar Law now or hereafter in effect, or (2) any Borrower, any Subsidiary or any Guarantor consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under a under the Bankruptcy Code or any applicable other bankruptcy, receivership, insolvency or similar Law now or hereafter in effect or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or (3) any Borrower, any Subsidiary or any Guarantor makes any assignment for the benefit of creditors, or (4) any Borrower, any Subsidiary or any Guarantor shall admit in writing the present or prospective inability to pay such Person or Person’s debts as they become due or (5) the Board, member(s), manager(s) or partner(s) of such Borrower, any Subsidiary or any Guarantor adopt any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(G); or

(H)           Liens.  Liens, levies, attachments, executions or assessments (or any of them) are issued with respect to, attaches to or filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of any Borrower, any Subsidiary or any Guarantor (other than Permitted Encumbrances) which in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000) and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days after Borrower obtains Knowledge thereof; or

(I)           Judgments.  Any money judgment involving (1) an amount in any individual case in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (2) an amount in the aggregate at any time in excess of Five Hundred Thousand Dollars ($500,000) (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage or undertaken the defense thereof subject only to customary reservation of rights) is entered or filed against any Borrower, any Subsidiary or any Guarantor or any of their respective assets and remains unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days after Borrower obtains Knowledge thereof, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(J)           Dissolution.  Any order, judgment or decree is entered against any Borrower or any Subsidiary decreeing the dissolution or split up of such Person, or any Borrower or voluntarily commences a liquidation, dissolution or ceases to operate its business; or

(K)           Injunction.  Any Borrower or any Subsidiary is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

(L)           Invalidity of Loan Documents.  Any of the Loan Documents for any reason ceases to be in full force and effect (except pursuant to the express terms thereof) or is declared to be null and void, or any Borrower or Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect, or any Guarantor who is a natural Person shall die; or

(M)           Failure of Security.  Agent does not have or ceases to have a valid and perfected first priority security interest in any of the Collateral (subject to Permitted Encumbrances); or

(N)           Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any Subsidiary (specifically including any such permit or license listed on Schedule 4.19), if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(O)           Forfeiture.  There is filed against any Borrower, any Subsidiary, or any Guarantor any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), or any civil or criminal action, suit or proceeding under any other applicable Law that, Agent determines in its commercially reasonable judgment is reasonably likely to result in a judgment (if applicable) against such Borrower, Subsidiary or Guarantor and the confiscation or forfeiture of any material portion of the Collateral or other material assets of such Person, or any other criminal action, suit or proceeding under any other applicable criminal Law, and such action, suit or proceeding is not dismissed within one hundred twenty (120) days in the case of any Person; or

(P)           Material Adverse Change.  Any event, development or condition shall have occurred which has had or is reasonably expected to have a Material Adverse Effect.

7.2           Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Sections 7.1(F) or 7.1(G), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Loan Parties.  Upon the occurrence of any other Event of Default and during the continuance thereof, the Required Lenders (or the Agent upon instructions from the Required Lenders) may declare all Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Loan Parties.
7.3           Application of Proceeds.  From and during the continuance of any Event of Default, any monies or property actually received by Agent or any Lender pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Loan Document or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:

(A)           First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to Agent and its agents and counsel, and to the payment of any unreimbursed reasonable expenses and indemnities for which any Finance Party is to be reimbursed pursuant to this Agreement or any other Loan Document;

(B)           Second, to the payment of accrued but unpaid fees owing to any Finance Party under this Agreement;

(C)           Third, to the payment of accrued but unpaid interest under this Agreement;

(D)           Fourth, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of principal and all other Obligations under this Agreement;

(E)           Fifth, any excess after payment in full of all Obligations shall be paid to Borrower or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

7.4           Remedies.  In addition to the rights and remedies of acceleration provided for in Section 7.2 above, upon the occurrence and during the continuance of any Event of Default, the Finance Parties may exercise against Borrowers, their Subsidiaries and all Guarantors, and their respective properties and assets including the Collateral, any and all rights and remedies available to the Finance Parties under this Agreement, the other Loan Documents, under any applicable Law or in equity, and may exercise such rights and remedies in any order, against any one or more such Persons and/or their respective properties and assets and after any delay all as the Finance Parties may elect in their sole and absolute discretion.  Without limiting the generality of the foregoing, upon the occurrence and during the continuance of any Event of Default, in addition to and not in limitation of any rights or remedies available to the Finance Parties under this Agreement and any other Loan Documents (including any Guarantor Security Documents), under any applicable Law or in equity, Agent may exercise in respect of the Collateral all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all Account Debtors on the Accounts to make all payments directly to Agent; (b) give notice to any bank or financial institution under any Control Agreement that Agent is exercising sole control over any Deposit Accounts subject to such Control Agreement, and thereafter give instructions and take other actions with respect to the Collateral subject to such Control Agreement (it being understood and agreed that such notice of sole control or other instruction may only be sent by Agent after the occurrence of an Event of Default and during the continuance thereof); (c) require each Borrower to, and each Borrower hereby agrees that it will, and will cause that each of its Subsidiaries will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (d) without notice or demand or legal process, enter upon any premises of any Borrower or Guarantor and take possession of the Collateral; and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Agent may deem commercially reasonable.  Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ written notice to such Borrower or Guarantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  At any sale of the Collateral, if permitted by Law, Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Agent and/or disclaim all warranties.  Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Borrowers shall remain liable for any deficiency.  Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Borrower, on behalf of itself and each Guarantor, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any Law now existing or hereafter enacted.  Agent shall not be required to proceed against any Collateral but may proceed against any Borrower directly.

7.5           Appointment of Attorney-in-Fact.  Without limiting the provisions of Section 2.8(C) above, each Borrower, on behalf of itself and each Guarantor, hereby irrevocably makes, constitutes and appoints each of the officers of Agent or its representatives the true and lawful attorney and attorney-in-fact for such Borrower or Guarantor, as the case may be, (without requiring any of them to act as such) with full power of substitution from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquaintance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Agent with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral.  This power of attorney is coupled with an interest and is irrevocable until payment in full and complete performance of all of the Obligations and termination of this Agreement.

7.6           Limitation on Duty of Agent with Respect to Collateral.  Beyond the safe custody thereof, Agent shall not have any duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income on the Collateral or the preservation of rights against prior parties or any other rights pertaining to the Collateral.  Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property.  Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Agent in good faith.

7.7           Application of Proceeds.  Upon the occurrence and during the continuance of an Event of Default, each Borrower, on behalf of itself and each Guarantor, irrevocably waives the right to direct the application of any and all payments or proceeds of Collateral at any time or times thereafter received by Agent from or on behalf of any Borrower or any Guarantor, and each Borrower, on behalf of itself and each Guarantor, hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and to reapply any and all payments and proceeds of Collateral received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in any such manner as Agent may deem advisable that is not contrary to any applicable Law notwithstanding any previous entry by Agent upon any books and records.

7.8           License of Intellectual Property.  For the purposes of Agent exercising its rights and remedies with respect to the Collateral, each Borrower hereby grants, assigns, transfers and conveys to Agent as a present grant and assignment as of the date hereof an irrevocable, non-exclusive, royalty-free right and license to use such Borrower’s names (including trade names) and all Intellectual Property owned or used by such Borrower, together with any goodwill associated therewith, and all personal property of Borrowers imprinted with, containing or embodying any of the foregoing and any similar property, at any time following the occurrence and during the continuance of any Event of Default hereunder, all to the extent necessary to enable Agent to complete production of, advertise for sale, and sell any Collateral and to otherwise realize on the Collateral, and for any successor or assign to enjoy the benefits of the Collateral.  This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrowers and their Subsidiaries by Agent.  In connection with Agent’s exercise of its rights under this Section 7, each Borrower agrees that Borrowers’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit.

7.9           Waivers, Non-Exclusive Remedies.  By making the Advances hereunder, each Finance Party does not hereby waive a breach of any warranty or representation made by any Borrower or any Guarantor hereunder or under any of the other Loan Documents or a breach under any agreement, document, or instrument delivered to any Finance Party or otherwise referred to herein, and all of each Finance Party’s claims and rights resulting from any breach or misrepresentation by any Borrower or any Guarantor is specifically reserved by such Finance Party.  No failure on the part of any Finance Party to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by any  Finance Party of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by Law.  The Finance Parties may exercise their rights and remedies against any one or more of the Borrowers and/or Guarantors and/or their respective property or assets (including the Collateral) at any time and from time to time without regard to whether any one or more of such rights and remedies have previously been exercised and/or are then concurrently being exercised against any other one or more of the Borrowers and/or Guarantors, and the Finance Parties may exercise any one or more of such rights and remedies in any order without regard to whether any other one or more of such rights or remedies have been and/or are then concurrently being exercised.

SECTION 8  MISCELLANEOUS

8.1           Entire Understanding.

(A)           This Agreement and the other Loan Documents executed concurrently herewith contain the entire understanding among the Loan Parties and the Finance Parties, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained or in any other Loan Documents or hereinafter made shall have no force and effect unless in writing, signed by Borrowers and the Required Lenders.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged subject only to Section 8.1(B) below.  Loan Parties acknowledge that they have been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and are not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(B)           The Required Lenders and the Loan Parties may, subject to the provisions of this Section 8.1, from time to time enter into written amendments or supplemental agreements to this Agreement or the other Loan Documents for the purpose of adding or deleting any provisions, amending any provision, consenting to non-compliance with any provision or otherwise changing, varying or waiving in any manner the rights of the Finance Parties or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements.

(C)           Any such supplemental agreement shall be binding upon the Loan Parties, the Finance Parties and all future holders of the Obligations.  In the case of any waiver, the Loan Parties and the Finance Parties shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(D)           Lenders are hereby authorized by the Loan Parties, from time to time in Lenders’ sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 hereof have not been satisfied, to make Advances to Borrowers on behalf of the Lenders which Lenders, in their reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement.

8.2           Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence, and during the continuance, of any Event of Default, each Finance Party, each assignee of a Lender’s interest, and each participant is hereby authorized by each Borrower at any time or from time to time, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of such Borrower (regardless of whether such balances are then due to such Borrower) and any other property at any time held or owing by such Finance Party or assignee to or for the credit or for the account of such Borrower against and on account of any of the Obligations then outstanding; provided, that no participant shall exercise such right without the prior written consent of the Required Lenders.

Each Borrower, on behalf of itself and its Subsidiaries, hereby agrees, to the fullest extent permitted by law, that Lender, or any such assignee or participant may exercise its right of setoff with respect to amounts in excess of its Pro Rata Share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that any  Finance Party, or any such assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each Finance Party’s or holder’s share of the Obligations.

8.3           Expenses and Attorneys’ Fees.  Borrowers agree, jointly and severally, to promptly pay all reasonable fees, costs and expenses incurred by each Finance Party in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral:  (a) fees, costs and expenses (including reasonable attorneys’ fees, and fees of environmental consultants, accountants and other professionals retained by any Finance Party) incurred in connection with the examination, review, negotiation, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys’ fees and reasonable fees of environmental consultants, accountants and other professionals retained by any Finance Party) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loan, and any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, out of pocket costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Agent including title insurance premiums, real estate survey costs and mortgage or recording taxes and fees; (d) fees, out of pocket costs and expenses incurred in connection with forwarding to Borrowers the proceeds of Loans including any standard wire transfer fee; (e) fees, out of pocket costs, expenses and bank charges, including bank charges for returned checks and incurred by Agent in establishing, maintaining and handling accounts subject to the Control Agreements; (f) fees, costs, expenses (including reasonable attorneys’ fees) and costs of settlement incurred in collecting upon or enforcing, preserving and defining rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any Obligations owing from Borrowers or Guarantor under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (g) the cost of procuring background checks or updating background checks previously obtained by any Finance Party relating to officers of Borrowers (and Borrowers shall use their best efforts to obtain the consent of all officers to such checks or updated checks).

8.4           Indemnity.  In addition to the payment of expenses pursuant to Section 8.3, whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to indemnify, pay and hold each Finance Party, its participants and its assignees and their respective officers, directors, employees, agents, consultants, auditors, Persons engaged by any of them to evaluate or monitor the Collateral, affiliates and attorneys of any of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in any term sheet, if any, delivered by any Finance Party, the use or intended use of the proceeds of any of the Loan or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided, however, that Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly arising from (a) as to each Finance Party, the breach by such Finance Party of its duties or obligations under this Agreement, including without limitation the obligation to make any Advance required to be made pursuant to this Agreement or (b) the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction.

8.5           Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrowers therefrom or any of the terms, conditions, or provisions thereof, shall be effective unless the same shall be in writing and signed by the Required Lender and Borrowers.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

8.6           Notices.  Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile, sent by overnight courier service or sent by certified United States mail, return receipt requested and postage prepaid, and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by facsimile, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day, but only if the sending party shall have received a confirmation of successful transmission from the sending facsimile machine; (c) if delivered by overnight courier, two (2) Business Days after delivery to such courier properly addressed; or (d) if by certified U.S. Mail, return receipt requested, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to any Borrower:	SecureAlert, Inc.
150 West Civic Center Drive, Suite 400
Sandy, Utah 84070
Attention: Chief Executive Officer
Facsimile: (801) 563-7435

With copies to:	Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attention: Kevin R. Pinegar, Esq.
Facsimile: (801) 415-3500

If to Lender	Sapinda UK Limited
or Agent:	25 Park Lane
W1K 1RA London, United Kingdom
Attention: Rene Klinkhammer
Facsimile: +49-30-2061-8760

With copies to:	Sapinda Deutschland GmbH
Friedrichstrasse 95
10117 Berlin
Germany
Attention: Rene Klinkhammer
Facsimile: +49-30-2061-8760

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.6.

8.7           Joint and Several Liability.

(A)           Borrowers make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers share an identity of interests such that any benefit received by any one of them benefits the others.  Each Borrower renders services to or for the benefit each other Borrower, purchases or sells and supplies goods and/or services to or from or for the benefit of each other Borrower, make loans, advances and provides other financial accommodations to or for the benefit of each other Borrower and provides administrative, marketing, payroll and management services to or for the benefit of each other Borrower.  Each Borrower has the same chief executive office, certain centralized accounting and legal services, certain common officers and directors and generally does not provide consolidating financial statements to creditors.

(B)           Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers (regardless of whether or not such Borrower actually receives any of the proceeds of the Advances) because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone.  Each Borrower has determined that it is in its best interest to procure the credit facility which each Borrower may utilize directly and which received the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

(C)           Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Finance Parties under this Agreement with respect to the Advances for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the Obligations of each of them.

(D)            Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preferences or distinction among them.

(E)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(F)           The obligations of each Borrower under the provisions of this Section 8.7 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(G)           Except as otherwise expressly provided herein or in the other Loan Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Advances under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any  Finance Party under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Finance Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Finance Party in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Finance Parties including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 8.7, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 8.7, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 8.7 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 8.7 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the other Borrower.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower.

8.8           Waiver of Subrogation.  Each Loan Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party that arise from the existence, payment, performance or enforcement of any Loan Party’s obligations under or in respect any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Finance Parties against any other Loan Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable shall have been paid in full in cash and the Loan shall have expired or been terminated.  If any amount shall be paid to any Loan Party in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Obligations and all other amounts payable under the Loan Documents and (b) the Termination Date, such amount shall be received and held in trust for the benefit of Lenders, shall be segregated from other property and funds of the Loan Parties and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable by any Loan Party, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of the Obligations or other amounts payable by any Loan Party thereafter arising.  If (i) all of the Obligations and all other amounts payable under the Loan Documents shall have been paid in full in cash and (ii) either (x) the Advance Repayment Date shall have occurred or (y) the Loan shall have expired or otherwise been terminated, Agent will, at Borrowers’ request and expense, execute and deliver to the relevant Loan Party appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the relevant Loan Party of an interest in the Obligations or the Collateral resulting from such payment made by the relevant Loan Party pursuant to this Section 8.8.

8.9           Survival of Warranties and Certain Agreements.

(A)           All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Finance Party regardless of any investigation made by any Finance Party or on its behalf and notwithstanding that a Finance Party may have had notice or Knowledge of any breach of a representation or warranty, and shall continue in full force and effect as long as any Obligation shall remain outstanding.

(B)           This Agreement and the other Loan Documents shall remain in full force and effect until such time as the Obligations have been indefeasibly paid and satisfied in cash, in full, at which time this Agreement shall be terminated; provided, however, that the provisions set forth in Sections 2.12(C), 8.3, 8.4and 8.7(and any guaranty by the Guarantors of the Obligations of Borrowers with respect to such Sections 2.12(C)), 8.3, 8.4and 8.7) shall survive termination of this Agreement.  Notwithstanding the foregoing, this Agreement and the other Loan Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned as a preference, fraudulent conveyance or otherwise, all as though such payment had not been made.

8.10           Indulgence Not Waiver.  No failure or delay on the part of any Finance Party in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.11           Marshaling; Payments Set Aside.  No Finance Party shall be under any obligation to marshal any assets in favor of any Borrower, any Guarantor or any other party or against or in payment of any or all of the Obligations.  To the extent that any Borrower or Guarantor makes a payment or payments to any Finance Party or any Finance Party enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies thereof, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.12           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

8.13           Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents in such or any other jurisdiction, or of such provision or obligation in any other jurisdiction.

8.14           Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.15           APPLICABLE LAW

.  THIS AGREEMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAWS PRINCIPLES.

8.16           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Borrower may assign its rights or obligations hereunder.

8.17           No Fiduciary Relationship; Limitation of Liabilities.

(A)           No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty on the part of any Finance Party to any Borrower.

(B)           Limitation of Liabilities.  No Finance Party, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of any Finance Party, shall have any liability with respect to, and Borrowers for themselves and on behalf of their Subsidiaries hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrowers and their Subsidiaries in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrowers for themselves and on behalf of their Subsidiaries hereby waive, release, and agree not to sue any Finance Party or any Finance Party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

8.18           CONSENT TO JURISDICTION.  EACH BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND EACH FINANCE PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS SHALL BE LITIGATED IN SUCH COURTS.  EACH BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND EACH FINANCE PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.  IF ANY BORROWER OR ANY SUBSIDIARY PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, EACH BORROWER FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PERSON, AT SUCH PERSON’S ADDRESS AS SET FORTH IN SECTION 8.6 OR AS MOST RECENTLY NOTIFIED BY SUCH PERSON IN WRITING PURSUANT TO SECTION 8.6 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

8.19           WAIVER OF JURY TRIAL.  EACH BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND EACH FINANCE PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.  EACH BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND EACH FINANCE PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND EACH FINANCE PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.20           Process Agent Appointment.  Each Loan Party not incorporated or having a place of business in New York State irrevocably appoints Robert A. Solomon, Esq, Solomon Blum Heymann LLP, 40 Wall Street, 35th Floor, New York, N.Y. 10005, as its agent for service of process in any proceedings before any court located in the State of New York in connection with any Loan Document.  If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Loan Parties) must immediately appoint another agent on terms acceptable to Agent.  Failing this, Agent may appoint another agent for this purpose.  Each Loan Party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.  This Section does not affect any other method of service allowed by law.

8.21           Construction.  Each Loan Party and each Finance Party acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party and each Finance Party.

8.22           Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by facsimile or by email delivery of a copy of such an executed counterpart in PDF format shall be as effective as delivery of a manually executed counterpart thereof.

8.23           No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by any Finance Party shall have the right to act exclusively in the interest of such Finance Party and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers and their Subsidiaries or any of the holder of the Capital Stock of Borrowers and their Subsidiaries or any other Person.

8.24           Communications by Borrowers to Finance Parties.  Nothing contained in any letter, email, written notification, financial statement or other communication, written or oral, from any Borrower to any Finance Party shall be deemed to be binding on such Finance Party, unless such Finance Party acknowledges same in writing and expressly agree to be bound thereby.

8.25           Confidentiality.  For the purposes of this Section 8.25, “Confidential Information” means all financial projections and all other information delivered to any Finance Party by or on behalf of any Borrower or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of Borrowers and their Subsidiaries, provided, that such term does not include information that (a) was publicly known or otherwise known to such Finance Party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by any Finance Party or any Person acting on its behalf, (c) otherwise becomes known to such Finance Party other than through disclosure by any Borrower or any Subsidiary, or (d) constitutes financial statements delivered hereunder that are otherwise publicly available.  Each Finance Party will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by such Finance Party in good faith to protect confidential information of third parties delivered to it, provided, that such Finance Party may deliver or disclose Confidential Information to:

(i)           its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Loan);

(ii)           its financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 8.25;

(iii)           any assignees and participants (including prospective assignees and participants), provided  that any such assignee or participant or prospective assignee or participant agrees to maintain the confidentiality of such information in the same manner as provided for this Section 8.25; or

(iv)           any other Person (including auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (A) to comply with any applicable law, rule, regulation or order, (B) in response to any subpoena, examination, or other legal process, (C) in connection with any litigation to which such Finance Party is a party or (D) if an Event of Default shall have occurred and remain outstanding, to the extent such Finance Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies hereunder, under any other Loan Documents, under any applicable Law or in equity.  Each assignee and participant of any Lender’s interest, by its execution and delivery of documents to evidence its assignment or participation (as the case may be), will be deemed to have agreed to be bound by, and to be entitled to the benefits of, inter alia, this Section 8.25.

(v)           Nothing contained in the foregoing shall prevent or limit the ability of any Finance Party to announce the closing of the transactions under this Agreement.

8.26           Borrower Materials.  Borrowers hereby acknowledge that (A) Borrowers and Agent have made, and will make, available to the Finance Parties materials and/or information provided by or on behalf of the Borrowers hereunder, including materials and information made available pursuant to SECTION 4  , the Schedules attached hereto, and the reports and other information to be provided pursuant to SECTION 5   (collectively, the “Borrower Materials”) and (B) certain of the Lenders, identified in Exhibit D hereto, may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  Borrowers hereby further agree that (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be confidential, sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 8.25); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through web-based or other electronic media or pursuant to the provisions of Section 8.6 hereof, to Public Lenders; and (4) the Agent shall be entitled to treat and shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only to be made available to Lenders that are not Public Lenders.

8.27           Distribution of Borrower Materials.  THE BORROWER MATERIALS ARE PROVIDED “AS IS” AND “AS AVAILABLE” BY THE AGENT.  THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE CHANNELS USED TO MAKE BORROWER MATERIALS AVAILABLE TO LENDERS, AND EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR SUCH CHANNELS.  In no event shall the Agent have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent; provided, however, that in no event shall the Agent have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

8.28           Acknowledgements.  Each of the Agent and the Lenders acknowledge that (a) the information and materials provided by or on behalf of the Borrowers may include material non public information concerning the Borrowers or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non public information and (c) it will handle such material non public information in accordance with applicable Law, including federal and state securities Laws.

8.29           Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.30           USA Patriot Act.  Each Finance Party, to the extent it is subject to the requirements of the USA Patriot Act, hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Finance Party to identify the Loan Parties in accordance with the USA Patriot Act.  Each Loan Party agrees that it will provide such Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

SECTION 9  ASSIGNMENTS AND PARTICIPATIONS

9.1           Assignments and Participations.

(A)           Subject to the terms and conditions set forth in this Section 9, each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent an Assignment and Assumption in the form of Exhibit C attached hereto (the “Assignment and Assumption”), (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least seven (7) days prior to the date of the assignment, the potential assignee shall deliver to Agent the fully completed USA Patriot Act and OFAC forms as required by Agent and such other information as Agent shall require to successfully complete the Agent’s USA Patriot Act customer identification process and the review process of the Office of Foreign Assets Control, (iv) unless the Agent otherwise consents, the aggregate amount of the Commitment to make Advances on the Loan of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than Fifty Thousand Dollars ($50,000), and (v) unless Agent and Borrowers consent, there shall not be more than ten (10) Lenders of record at any time.  Upon such execution, delivery, approval and acceptance of said assignment (including the approval or consent of Borrowers, if so required), and upon the effective date specified in the applicable Assignment and Assumption, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrowers hereby agree that all of the rights and remedies of a Lender under the Loan Documents in connection with the interest so assigned shall be enforceable against Borrowers by such assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder, except as otherwise provided in this Agreement.

(B)           By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or Guarantors or the performance or observance by the Borrowers of Guarantors of any of their respective obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(C)           Agent shall maintain a copy of each Assignment and Assumption delivered to it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage owing to, such Lender from time to time.  Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.

(D)           Upon receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, Agent shall, if such Assignment and Assumption has been properly completed, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrowers (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

(E)           Borrowers shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein.

(F)           Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or affiliate of such Lender at any time, provided that (i) such Lender remains liable hereunder unless the Borrowers and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender (as defined in Section 10 below), (iii) such Lender gives the Agent and Borrowers at least fifteen (15) days’ prior written notice of any such assignment; and (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption.

(G)           Any Lender desiring to make an assignment of a participation interest in the Loan to any potential assignee where Borrowers’ consent is necessary pursuant to Section 9.3 below shall first obtain Borrowers’ written consent (including written consent communicated by electronic mail) to such assignment before disclosing or providing copies of any documents with respect to Borrowers or the Loan Documents to such potential assignee.  If Borrowers’ consent to any assignment of a participation interest in the Loan to an assignee where such consent is required under Section 9.3 below, Borrowers acknowledge and agree that any Lender may provide to any such proposed assignee of any Lender’s interest or any participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrowers or received by any Lender in connection with the Loan, any Loan Document or with respect to Borrowers, provided that prior to any such delivery or communication, such assignee or participants shall agree in writing to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality pursuant to Section 8.25 above.  In order to facilitate assignments and sales to such assignees, Borrowers shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, however, that Borrowers shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement.  In addition, Borrowers agree to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section 9, including providing such information and documentation regarding Borrowers as any Lender or any potential assignee or participant may reasonably request and to meet with potential assignees.

9.2           Several Liability.  Anything in this Agreement contained to the contrary notwithstanding, the obligations of each Lender to Borrowers under this Agreement are several and not joint and several, and each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment.  During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Agent shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents.  From and after the date that Sapinda UK Limited, as the sole Lender, assigns any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, then Sapinda UK Limited shall act as the administrative agent and collateral agent on behalf of itself as a Lender and on behalf of the other Lenders, and in its capacity as Agent, Sapinda UK Limited shall not be liable for any of the obligations or responsibilities of any other Lender under this Agreement or the other Loan Documents.

9.3           Assignments Requiring Borrowers’ Consent.  A Lender may assign, transfer, sell, pledge, hypothecate or otherwise convey (collectively, an “Assignment”) all or any portion of its rights and interests under this Agreement to an Affiliate of such Lender without prior notice to or the consent of Borrowers, provided that such Lender shall not be released of any obligations or liabilities under this Agreement as a result of such Assignment unless Borrowers otherwise agree in writing.  Except as otherwise provided in the immediately preceding sentence, a Lender may make an Assignment of its rights and interests in this Agreement to another Person only with the written consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed. If a Lender requests Borrowers’ consent to any Assignment, such Lender shall provide Borrowers with such information concerning the proposed assignee as Borrowers may reasonably request.  Without limiting the foregoing, Borrowers may withhold consent if the proposed assignee or any Affiliate of a proposed assignee is a competitor of Borrowers (i.e., a Person engaged in providing electronic monitoring services of a similar type or nature as provided by Borrowers), an advisor or consultant to any competitor of Borrowers, a trading partner to any competitor of Borrowers, or is otherwise affiliated with a competitor of Borrowers.  In the case of an Assignment made pursuant to the terms of this Section 9.3, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder, and (except for an Assignment made pursuant to the first sentence of this Section 9.3) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment (or assigned portion thereof).  Each Borrower hereby acknowledges and agrees that any Assignment complying with this Section 9 will give rise to a direct obligation of such Borrower to the assignee, that the assignee shall be deemed to be a “Lender” for purposes of this Agreement.  Notwithstanding anything herein to the contrary, the consent of Borrowers shall not be required for any assignment after the occurrence and during the continuance of an Event of Default.

SECTION 10  AGENT

10.1           Appointment of Agent.  Sapinda UK Limited is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as administrative agent and collateral agent for Lender and to take such actions as Lender is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents.  Agent agrees to act as such upon the express conditions contained in this Section 10 in substantially the same manner that it would act in dealing with a loan held for its own account.  Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement.  The provisions of this SECTION 10   are solely for the benefit of the Agent and the Lenders, and Borrowers shall not have any rights to rely on or enforce any of the provisions hereof except as provided in Section 10.2 below.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrowers.

10.2           Reliance on Agent.  All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrowers or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter.  In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Section 10.

10.3           Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of a Lender as are not made subject to the consent of the Required Lenders pursuant to Section 10.6(A) or to the consent of all Lenders pursuant to Section 10.6(B).  The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent in this SECTION 10   or Agent is otherwise entitled to take hereunder.  Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.

10.4           Disbursements.

(A)           At least five (5) Business Days (by 11:00 a.m. New York time) prior to each date an Advance or disbursement of the Loan is to be made hereunder pursuant to this Agreement, the Agent shall notify each Lender of the proposed disbursement.  Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as a “Lender Advance”) in immediately available funds not later than 11:00 a.m. (New York time) on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”).  Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Lender Advance that such Lender does not intend to make available to the Agent such Lender’s Lender Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay, and Borrowers agree to repay to Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is paid or repaid to Agent, at (i) in the case of such Lender, the rate of twenty-one percent (21%) per annum, and (ii) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date.  If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Lender Advance, and if both such Lender and Borrowers shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrowers such corresponding amount.

(B)           Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile.  Each Lender shall make its Lender Advance available to the Agent in United States dollars and in immediately available funds to such bank and account as the Agent may designate, not later than 11:00 a.m. (New York time) on the Funding Date.  Nothing in this Section 10.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Lender Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Lender Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Lender Advances hereunder.

(C)           As soon as practical, Agent will promptly forward to each Lender copies of any request for an Advance made by Borrowers pursuant to Section 2.1(D) above.

10.5           Distribution and Apportionment of Payments.

(A)           Subject to Section 10.5(B), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders, provided such funds are received by Agent not later than 11:00 A.M. (New York time) on the date of receipt.  As used herein, “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”  All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrowers under the Loan Documents shall be allocated among such Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein or in the other Loan Documents, as the case may be.  The Agent shall distribute to each Lender at its primary address set forth in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders (as defined in Section 10.5(B) below), or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.

(B)           If a Lender (a “Defaulting Lender”) defaults in making any Lender Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the rate of twenty-one percent (21%) per annum (the “Lender Default Rate”) from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended.  Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Lender Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender.  Any interest collected from Borrowers on account of principal advanced by any Lender(s) or Agent on behalf of a Defaulting Lender shall be paid to the Lender(s) or Agent, as the case may be, who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Lender Default Rate.  If no other Lender makes an advance that a Defaulting Lender failed to fund, a portion of the indebtedness of Borrowers to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrowers to all other Lenders and shall be paid only after the indebtedness of Borrowers to all other Lenders is paid.  The provisions of this Section 10.5(B) shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrowers as to their desired application of payments.  No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of  Lenders holding Percentages aggregating at least sixty-six and two-thirds percent (66 2/3%) (the “Required Lenders”) or, if applicable, all Lenders, and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages.  In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Lender Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.

10.6           Consents and Approvals.

(A)           Each of the following shall require the approval or consent of the Required Lenders:

(i)           The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;

(ii)           Appointment of a successor Agent;

(iii)           Approval of Post-Default Plan (defined in Section 10.7(D)); and

(iv)           Except as referred to in subsection (B) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

(B)           Each of the following shall require the approval or consent of all the Lenders:

(i)           Extension of the Advance Repayment Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(ii)           Reduction or increase of the percentage specified in the definition of Required Lenders;

(iii)           Increasing the amount of the Loan or any non-consenting Lender’s Commitment;

(iv)           Releasing any Lien on any material Collateral (except as Loan Parties are entitled to under the Loan Documents);

(v)           Releasing, forgiving or discharging the obligations of any Loan Party; and

(vi)           Amendment of any of  the provisions of this Section 10.6.

(C)           In addition to the required consents or approvals referred to in subsections (A) and (B) above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders.  The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

(D)           Each Lender authorizes and directs the Agent to enter into any of the Loan Documents other than this Agreement for the benefit of the Lenders.  Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders.  All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender; (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved; and (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all material oral information provided to the Agent by Borrowers in respect of the matter or issue to be resolved.  Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefore from the Agent (the “Lender Reply Period”).  With respect to decisions requiring the approval of the Required Lenders or, if applicable, all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended by the Required Lenders or all Lenders, as applicable.

10.7           Agency Provisions Relating to Collateral.

(A)           The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any Collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such Collateral granted pursuant to this Agreement and the other Loan Documents.

(B)           Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any Collateral exists or is owned by Borrowers or any other Loan Party or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(C)           Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall take possession of or acquire title to any Collateral, each Lender, upon demand therefore from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrowers.  Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any Collateral, or to enforce any rights of the Agent or the Lenders or any of Borrowers; or any other Loan Party’s obligations under any of the Loan Documents, but not with respect to any dispute between the Agent and any other Lender(s).  It is understood and agreed that in the event the Agent determines it is necessary to engage counsel from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to the Lenders.

(D)           In the event that all or any portion of the Collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrowers’ Obligations under the Loan Documents, title to any such Collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders.  The Agent shall prepare a proposed course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders.  The Agent shall administer the Collateral in accordance with the Post-Default Plan, and upon demand therefore from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves.  To the extent there is net operating income from such Collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders.  All such distributions shall be made to Lenders in accordance with their respective Percentages.  In no event shall the provisions of this subsection (D) or the Post-Default Plan require the Agent or any Lender to take an action which would cause Agent or such Lender to be in violation of any applicable legal or regulatory requirements.

10.8           Lender Actions Against Borrower or the Collateral.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrowers, Guarantors or any other Person hereunder or under any other Loan Documents with respect to exercising claims against the Borrowers or Guarantors or rights in any Collateral without the consent of the Required Lenders.  With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrowers, the Guarantors or any Collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

10.9           No Assignment and Participation to Borrowers.  No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrowers or any Affiliate of Borrower.

10.10           Ratable Sharing.  Subject to Sections 10.4 and 10.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 10.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

10.11           General Immunity of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrowers or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 10.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

10.12           No Responsibility for Loan, Recitals, etc.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

10.13           Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders.  Each Lender, jointly and severally, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

10.14           Employment of Agents and Counsel.  The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.15           Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct.  Any such counsel shall be deemed to be acting on behalf of Lenders in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

10.16           Agent’s Reimbursement and Indemnification.  Lenders jointly and severally agree to reimburse and indemnify Agent (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrowers for which Agent is entitled to reimbursement under the Loan Documents; (ii) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrowers; (iii) for any expenses incurred by Agent on behalf of Lenders which may be necessary or desirable to preserve and maintain Collateral or to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrowers; (iv) for any amounts and other expenses incurred by Agent on behalf of Lenders in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender; and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.

10.17           Rights as a Lender.  With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities.  The Borrowers and each Lender acknowledge and agree that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrowers or any of its affiliates in which Borrowers or such affiliate is not restricted hereby from engaging with any other person.

10.18           Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.19           Notice of Events of Default.  Should Agent receive any written notice of the occurrence of a Default or Event of Default, or should the Agent send Borrowers a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender.

10.20           Successor Agent.

(A)           Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to Lenders and Borrowers.  Such resignation shall take effect on the date set forth in such notice or as otherwise provided below.  Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

(B)           Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrowers shall be required if the successor Agent is also a Lender or if an Event of Default then exists).  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement.  After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

[THIS SPACE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS.]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LENDER:	SAPINDA UK LIMITED

	By:	/s/ Lars Windhorst
Name: Lars Windhorst
Title: Managing Director and CEO

AGENT:	SAPINDA UK LIMITED

	By:	/s/ Lars Windhorst
Name: Lars Windhorst
Title: Managing Director and CEO

BORROWERS:	SECUREALERT, INC.

	By:	/s/ John L. Hastings, III
Name: John L. Hastings, III
Title: President

SECUREALERT MONITORING, INC.

	By:	/s/ John L. Hastings, III
Name: John L. Hastings, III
Title: President

MIDWEST MONITORING AND SURVEILLANCE, INC.

	By:	/s/ John L. Hastings, III
Name: John L. Hastings, III
Title: President

Signature Page to Loan and Security Agreement

EXHIBIT A
Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE

Date:  ____________________, 20___

This Borrowing Base Certificate is given in connection with a “Loan and Security Agreement” dated August 19, 2011 (the “Loan Agreement”) between SecureAlert, Inc. (“SecureAlert”), SecureAlert Monitoring, Inc., and Midwest Monitoring and Surveillance, Inc., collectively as “Borrowers,” and Sapinda UK Limited, as Agent and one of the Lenders.  Capitalized terms used in this Borrowing Base Certificate that are not defined herein have the meanings given to them in the Loan Agreement.  The information set forth herein is as of the date first written above.

The Borrowing Base as of the date set forth above is the lesser of the amounts set forth in I and II below:

I.	Maximum Credit Amount:	$8,000,000.00
Less:
	Aggregate principal amount of all Advances outstanding:	($___________)

	Total for I:	$___________

II.	The sum of:

A. Eligible Accounts:
	$______________ × 70% =	$____________

B. Plus the lesser of:
(1) SecureAlert’s Monitoring Services quarterly revenues:*
$_____________ × 70% = $_____________

and

(2) SecureAlert’s Gross Margin for Monitoring Services:**
$_____________ × 1.4 = $_____________

	Applicable amount:	$_____________

C. Plus Eligible Purchase Orders:
	$_______________ × 50% =	$_____________

	Total for II:	$_____________

Borrowing Base Amount (Lesser of I and II above):		$_____________

Exhibit A, Page 1

*
For purposes of II(B) above, SecureAlert’s quarterly “Monitoring Services” revenue and costs shall be as reflected in the “Condensed Consolidated Statements of Operations” contained in SecureAlert’s Form 10-Q quarterly filings with the SEC, except that for SecureAlert’s last fiscal quarter of each fiscal year, quarterly “Monitoring Services” revenue and costs shall be the amounts reflected in the “Condensed Consolidated Statements of Operations” for the fiscal year contained in SecureAlert’s Form 10-K filings with the SEC less the sum of “Monitoring Services” revenue and costs for the first three fiscal quarters of such fiscal year that are included in such Form 10-K.

**	Gross Margin for Monitoring Services is the difference between “Monitoring Services” revenue and “Monitoring Services” costs.

The undersigned certifies to Agent and the Lenders that all information contained in this Borrowing Base Certificate, including without limitation all calculations made herein, is true and correct as of the date set forth above.

SECUREALERT, INC.

By: _______________________________
Name: _____________________________
Title: ______________________________

Exhibit A, Page 2

EXHIBIT B

FORM OF LEASE AGREEMENTS

AGREEMENT for MONITORING and ASSOCIATED SERVICES between SecureAlert, Inc. & ______________ XXXXXXXXXXXXXXXxx

This Agreement (hereinafter “Agreement”), is made and entered into as of the Effective Date set forth on the signature page by and between Secure Alert, Inc, a Utah corporation (“Provider”), and __________________located at __________________________ (hereinafter “Customer”).
Whereas:

•
Provider desires to provide to Customer, and Customer desires to acquire from Provider certain Equipment and Accessories (hereinafter “The Equipment”) and obtain Monitoring Services associated with The Equipment (hereinafter “Monitoring Services”) and/or obtain certain other associated services as listed and described in the “EQUIPMENT AND SERVICES” section in attached schedules (collectively hereinafter “Equipment, Monitoring and Other Services”) per the rates and pricing also provided in attached schedule(s) or addendum(s).

•	Customer and Provider have agreed to the terms of this Agreement.
•	In consideration of the covenants and promises contained herein and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
TERM: The term of this Agreement is for one year commencing on the date first set forth below (hereafter the "Term"). Upon completion of the Term, this Agreement shall automatically renew for additional successive one (1) year terms, unless, thirty (30) days prior to the expiration of the then current Term, either party provides notice to the other party of such party’s intent to terminate the Agreement at the conclusion of the then current  Term; provided, however, that notwithstanding the foregoing, continued possession of the Equipment past the end of any  Term by Customer shall obligate Customer to payment of additional monthly payments as set forth in the attached schedule(s) (as the same may be amended from one Term to the other), until such time as the Equipment is returned to Provider.  Any addendum(s) incorporated after the first date set forth above, shall be subject to the same renewal or termination terms and timings as stated above.  Provider may terminate this Agreement at any time following Customer's default hereunder and obtain The Equipment from Customer as delineated in Section 6 of this Agreement.

2.
PAYMENTS: During the term of this Agreement, Customer agrees to pay to Provider for applicable Equipment, Monitoring and Other Services, the rates set forth in attached schedule(s).   Payments will commence as delineated on the attached schedule(s). No payment required hereunder shall be prorated except at Provider’s discretion.  Any rent past due shall bear interest at the rate of ten percent (10%) per annum (or the maximum rate allowable by law, whichever is lesser) until paid. Customer is responsible for any and all loss or damage to, or theft of, The Equipment.  Damage for purposes of this Section 2 includes, without limitation, damage to the casings or straps of the Equipment and any other damage which inhibits any part of the Equipment’s ability to function properly or at all.  If The Equipment is damaged, lost or stolen while in Customer’s possession, Customer agrees to pay Provider the full cost to repair or replace such Equipment based on the rates set forth in attached schedules. The determination whether the Equipment must be repaired or replaced shall be made by Provider in Provider’s sole discretion.   Payments shall not be refundable to Customer under any circumstances, including, without limitation, any termination of this Agreement, except at Provider’s sole discretion.  Customer also agrees to pay when due, taxes, if any, relating to this Agreement.  Customer also agrees that Provider has the right to estimate the sales taxes or yearly personal property taxes, if any, that shall be due for The Equipment and that Provider shall have the right to periodically assess the same against Customer, who shall pay them on demand. Customer shall be sent written notice at least fourteen (14) days in advance of any charges that are authorized by this Agreement but not specifically enumerated herein.  Customer agrees that Customer’s obligation to pay is unconditional and is not subject to any reduction, set-off, defense, or counterclaim for any reason whatsoever. If any part of a payment is not made by Customer when due for any reason, Customer agrees to pay Provider a late charge in the amount of ten (10%) percent of each such late payment, but only to the extent permitted by law.  Customer agrees to pay Provider the late charge not later than thirty (30) days following the date that the original payment was due.

Exhibit B, Page 1

3.
OWNERSHIP: Customer is neither the owner of The Equipment nor has title to the Equipment.  Customer may not sell, transfer, assign, or sub The Equipment, without the express prior written permission of Provider.  Customer may not attempt to alter or otherwise tamper with The Equipment.  Customer agrees that it shall at all times keep The Equipment free from any legal process or lien whatsoever, and agrees to give Provider immediate notice if any legal process or lien is asserted or made against the Equipment.

4.
NON-DISCLOSURE OF PROPRIETARY INFORMATION: Customer acknowledges that it may obtain or have access to confidential and proprietary information of Provider that is the sole and exclusive property of Provider or other entities or persons affiliated with Provider in connection with the provision of the Equipment and Services described herein (“Proprietary Information”) pursuant to the terms of this .  Customer agrees to keep all such Proprietary Information confidential, to limit its use only in connection with the terms of this Agreement and to protect it with at least the same level of protection that Customer affords its own confidential and proprietary information.   Without limiting the foregoing, Customer expressly agrees that Customer shall treat as confidential and not disclose any of the Proprietary Information in any manner without the prior written authorization of Provider.  If Customer is required by applicable law or regulation or by legal process to disclose any Proprietary Information, Customer agrees that it shall provide Provider with reasonable prior written notice of such request to enable Provider to seek a protective order or other appropriate remedy prior to disclosure. Should this Agreement be terminated for any reason whatsoever, Customer shall, at the request of Provider, either destroy or promptly deliver to Provider all Proprietary Information, including all documents or other media containing Proprietary information, including all copies, reproductions, summaries, analysis or extracts thereof, in the possession of Customer, and Customer shall certify to Provider that Customer has done so.  The obligation to keep the Proprietary Information confidential pursuant to this Section 12 shall survive the expiration or termination of this Agreement.

Exhibit B, Page 2

5.
NO WARRANTIES; CUSTOMER’S AUTHORITY; INDEMNITY BY CUSTOMER: PROVIDER IS LEASING THE EQUIPMENT TO CUSTOMER “AS IS.”  So long as Customer is not in default under any terms of this Agreement, Provider agrees to transfer to Customer, as necessary and to the extent permitted by law or applicable contracts, any warranties made to Provider by a manufacturer or vendor of The Equipment to the extent permitted by law or applicable contracts.  Customer agrees that, regardless of cause, Customer shall not assert any claim whatsoever against Provider for any and all direct, special or indirect damages, without limitation, which may result from the use of Equipment, Monitoring and Other Services or any obligation of Provider under this Agreement. Customer understands that Provider and the manufacturer(s) of The Equipment are separate, independent companies, and that neither a manufacturer nor any vendor of The Equipment is Provider’s agent, partner or joint venture.  Customer agrees that no representation, guaranty, or warranty by a manufacturer or any vendor of the Equipment is binding on Provider, and no breach by a manufacturer or any such vendor shall excuse Customer’s obligations hereunder.

5.1.
Notwithstanding anything to the contrary in this Agreement, PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY IN CONNECTION WITH THIS  AGREEMENT, EQUIPMENT, MONITORING AND OTHER SERVICES AND USER INTERFACES TO MONITORING SERVICES.  Provider is not responsible for any injuries, damages, or losses to Customer or to any other person or to any property, regardless of owner, caused by the misuse, improper activation, or improper maintenance of the Equipment, or the failure to connect to, or the inability to access  user interfaces to Monitoring Services, the failure to follow any instructions or abide by any policies related thereto or to Monitoring Services, or Other Services, or the failure of the same to operate as anticipated, including, without limitation, as a result of any defects in the manufacturing or programming of the same or any failure of Equipment, Monitoring and Other Services, or any failure of user interfaces to Monitoring Services to operate for any reason, other than any such injuries, damages or losses caused by the gross negligence of Provider.  Customer's sole remedy against Provider for any failure whatsoever relating in any way to the use of Equipment, Monitoring and Other Services shall be limited to replacement of The Equipment if applicable; provided, that any such failure of Equipment, Monitoring and Other Services was not caused by any act or omission on the part of Customer.  Notwithstanding anything to the contrary in this Agreement, Provider shall not be liable for any loss, damage, detention, failure to perform or delay resulting from any cause whatsoever beyond Provider’s reasonable control or resulting from a force majeure, including, without limitation, fire, flood, strike, lockout, civil or military authority, insurrection, acts of terrorism, war, embargo, power outages, downed cell sites, internet connection problems or similar causes.

Exhibit B, Page 3

5.2.
Customer acknowledges that Equipment, Monitoring and Other Services shall not prevent, nor are intended to prevent, any Client of Customer from committing any harmful, tortious, or illegal acts.  Customer further acknowledges that it may be possible for a Client to remove The Equipment by unauthorized means, and that Provider expressly disclaims any liability for any harmful, tortious, or illegal acts committed by such a Client while using The Equipment, as well as any liability for any acts committed by a Client who removes The Equipment and subsequently engages in any harmful, tortious, or illegal acts.  Should any disclaimer or limit on liability for consequential damages set forth herein be found invalid under the laws or policy of the State under which the terms of this are interpreted, then such consequential damages shall be liquidated and shall equal $100 per consequential injury or loss.  Customer acknowledges and agrees that use of The Equipment and Monitoring Services shall be reserved for those Clients of Customer who are considered to be minimal flight risks and minimal risks for commission of crimes or torts against person or property.  Customer agrees to indemnify, defend and hold Provider harmless from and against any and all claims for any losses, damages, or injuries which may be asserted on any basis, including those listed above, by Client or any other third party against Provider.  The provisions of this Section 5.2 shall continue to be in force even after the expiration of the Term.

6.
DEFAULT AND REMEDIES: If Customer fails to make payments when due, if Customer breaches any provision of this Agreement, or if Customer becomes insolvent, assigns its assets for the benefit of creditors, or enters, either voluntarily or involuntarily, a bankruptcy proceeding, Customer shall be in default.  In the event of default, Provider can require, with minimum fourteen (14) days’ prior notice to Customer, that Customer return The Equipment to Provider and that Customer immediately pay to Provider the remaining balance of any amounts due under this Agreement.  Customer agrees to pay Provider interest on all sums due to Provider from the date of default until paid, and that Provider may recover from Customer, all damages caused by any such default, all to bear interest at the lesser of ten (10%) percent per annum, or the maximum rate permitted by law. Provider can also use any of the remedies available to Provider under the Uniform Commercial Code or any other law.  If Provider is required to track a Client of Customer to make demand on such Client to repossess the Equipment after the notice period has expired, Customer agrees to pay to Provider, immediately upon demand, the cost of repossession, storing, shipping, repairing, and re-leasing the Equipment.

7.
DEFAULT INDEPENDENT OF CRIMINAL PROCESS: The parties hereto acknowledge that the tracking and monitoring of a Client of Customer which is facilitated by this Agreement may be undertaken in conjunction with criminal process against such Client, or that such Client of Customer has voluntarily undertaken to use The Equipment in order to satisfy a criminal conviction or plea agreement, or to avoid incarceration.  Provider agrees that in effecting redelivery or repossession of The Equipment from any Client, it shall coordinate with Customer and/or with other law enforcement whenever possible, but it shall have no duty to do so where in its own discretion it deems such coordination unnecessary, impractical or detrimental to Provider’s interest.

Exhibit B, Page 4

8.	MISCELLANEOUS PROVISIONS:
8.1.
Assignment: Provider may at any time, without notifying Customer, sell, assign, or transfer its rights, benefits and obligations under this Agreement or Provider’s ownership of The Equipment; Customer agrees that if Provider makes such assignment or sells The Equipment the assignee or buyer shall have the same rights, benefits and obligations that Provider now has.  The parties agree that any such sale, assignment or transfer of this and/or The Equipment by Provider or Provider’s assignee or transferee shall not change the duties or obligations of Provider or Customer under this Agreement.

8.2.
Construction: The parties intend this Agreement to be a valid and legal document.  This Agreement shall be construed according to its fair meaning and not strictly for or against Provider or Customer, as if each of Provider and Customer had prepared it.

8.3.	No Waiver: Customer acknowledges and agrees that any delay or failure by Provider to enforce its rights under this Agreement does not prevent it from enforcing any rights at a later time.
8.4.
Statute of Limitations:  Customer and Provider hereby agree, consistent with Utah Uniform Commercial Code Section 70A-2A-506, to reduce the statute of limitation applicable to any action for default hereunder by either party, including for breach of warranty or indemnity, to one (1) year after a cause of action accrues.

8.5.
Attorney Fees: In the event of any litigation between the parties regarding this Agreement the prevailing party shall be entitled to the payment by the losing party of its reasonable attorneys’ fees, court costs and litigation expenses, as determined by the court.

8.6.
Jurisdiction and Venue: This Agreement shall be governed, interpreted and construed under the laws of the State of Utah, including, without limitation, all procedural laws and the applicable statute of limitations.  Any default of this Agreement shall be deemed to have occurred in the State of Utah.  Each of Provider and Customer agrees that any and all disputes arising out of or relating to this Agreement shall be resolved in the venue of the Third District Court in and for Salt Lake County, State of Utah, and in no other venue or forum.

8.7.
No Third Party Beneficiaries: This Agreement is intended for the exclusive benefit of Provider, Customer and Customer and their respective permitted assigns and is not intended and shall not be construed as conferring any benefit on any third party or the general public.

Exhibit B, Page 5

8.8.	Pronouns: All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity to whom reference is made may require.
8.9.
Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law; but, if any provision of this Agreement shall be invalid or prohibited under applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.10.	Headings: The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections of this Agreement.
8.11.
Notices: Notices to the parties hereto pursuant to this Agreement shall be given in writing and delivered by depositing them in the custody of the United States Postal Service (USPS), postage prepaid, addressed as set forth below for the respective parties.  Alternatively, notice required pursuant to this Agreement may be personally served in the same manner as is applicable to civil judicial practice.  Notice shall be deemed given as of the date of personal service or three (3) days after the date of deposit of such written notice with USPS.

8.12.
Entire Agreement: This Agreement constitutes the entire Agreement between the parties hereto and there are no covenants, terms or conditions, express or implied, other than as set forth or referred to herein.  This Agreement supersedes all prior agreements between the parties hereto relating to all or part of the subject matter herein.  No party has made any representations, oral or written, modifying or contradicting the terms of this Agreement.  The parties may not amend, modify or cancel this Agreement except as provided herein or by a written agreement signed by all parties to this Agreement.  Customer also understands that only an officer of Provider is authorized to make such amendments, modifications or cancelations.

8.13.
Acknowledgment: The parties acknowledge that they have had an opportunity to fully examine this Agreement and completely understand its terms, and that they approve the same including all of the terms and conditions.

(Remainder of page intentionally left blank)

Exhibit B, Page 6

9.
AUTHORITY OF SIGNER.  By signing below, the signer of this instrument on behalf of Customer certifies that he/she has all proper authority to bind Customer hereto, pursuant to its Articles, Bylaws, statutory or other charter, ordinances, laws, or any other rules governing such authority.

IN WITNESS WHEREOF, each of the parties has executed this Agreement to be effective as of the date the final signature is added below.

Provider:	Customer:

Secure Alert, Inc.	_______________________________
150 West Civic Center Drive, Suite 400	_______________________________
Sandy, Utah 84070	_______________________________
Contact Phone No: (866) 451-6141	Contact Phone No: ________________

By: __________________________	By: ____________________________________
Date: _________________________	Date: ___________________________________
Name: ________________________	Printed Name: ____________________________
Title: _________________________	Title: ___________________________________
Email address: ____________________________
Addresses for Notice:
Provider:	Customer:

Secure Alert, Inc.	___________________________________
150 West Civic Center Drive, Suite 400	___________________________________
Sandy, Utah 84070	___________________________________
ATTN: VP of Sales	ATTN: _____________________________
Contact Phone No: (866) 451-6141	Contact Phone No: ____________________

Exhibit B, Page 7

X Check here if billing information is same	Billing Information:
as above, or enter billing information:
Address: ______________________________
City/State/Zip __________________________
Billing Contact: _________________________
Email: ________________________________
Billing Phone No: _______________________
Billing FAX No: ________________________

Exhibit B, Page 8

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

DATE:  _________,  __, 2____

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of this _____ day of __________, _____, and is made by and between _______ (“Assignor”) and _________ (“Assignee”).

PRELIMINARY STATEMENT

Assignor is a party to that certain Loan and Security Agreement dated as of August [___], 2011 (the Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time shall be referred to herein as the “Loan Agreement”), by and between SecureAlert, Inc., SecureAlert Monitoring, Inc., and Midwest Monitoring and Surveillance, Inc.  (collectively, “Borrowers”), and Sapinda UK Limited, as the original Lender and as Agent.  Pursuant to the Loan Agreement, Lender agreed to make a loan of up to Eight Million and No/100 Dollars ($8,000,000.00) (the “Loan”) to Borrowers upon the terms and conditions described in the Loan Agreement.  Assignee desires to purchase from Assignor an undivided interest in the Loan under the terms and conditions set forth herein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

AGREEMENT

Assignor and Assignee, in consideration of the matters described in the foregoing Preliminary Statement, which are incorporated herein, and in consideration of the mutual covenants and agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby covenant and agree as follows:

1.           Assignment and Assumption.  Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an undivided interest in and to the Loan and the Loan Documents and Assignor’s rights and obligations thereunder, which interest shall equal a percentage of _________% and a corresponding commitment to make Advances under the Loan Documents (a “Commitment”) in the maximum amount of $_________, such that after giving effect to this assignment (i) the Assignee shall hold a percentage of the Loan equal to _____% and a Commitment in the maximum amount of $__________, together with the outstanding rights and obligations under the Loan Agreement and the other Loan Documents in connection with such Commitment, and (ii) Assignor shall hold a percentage of the Loan equal to ____% and a Commitment in the maximum amount of $__________.

2.           Effective Date.  The effective date of this Agreement (the “Effective Date”) shall be ___________, ______, and the parties hereto agree to deliver to Agent a fully executed copy of this Agreement within three (3) Business Days after the Effective Date.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder, and (ii) the Assignor shall relinquish its rights and, except as otherwise provided in the Loan Agreement, be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

Exhibit C, Page 1

3.           Payment Obligations.  On the Effective Date the Assignee shall pay to Assignor the outstanding principal balance in respect of the interest in the Loan and the Loan Documents purchased hereunder.  [Accrued and unpaid interest shall be prorated when received from the Borrowers.]  The Assignee shall advance funds directly to the Agent with respect to all advances and reimbursement payments to be made on or after the Effective Date with respect to the interest assigned hereby.  Assignee shall not be entitled to any interest or fees, of any nature, paid by the Borrowers to Assignor pursuant to the Loan Agreement and the other Loan Documents or otherwise owed to Assignor prior to the Effective Date except as follows: _____________________________________________.

4.           Representations of the Assignor; Limitations on the Assignor’s Liability.  The Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder and (b) that such interest is free and clear of any adverse pledge, security interest, claim or other lien or encumbrance.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor, nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor, the Agent and/or the other Lenders a security interest in assets of the Borrowers or any Guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrowers, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrowers, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any Collateral securing or purporting to secure the Loan, or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan or the Loan Documents.  This Section shall survive the assignment of the interest assigned herein.

5.           Representations and Covenants of the Assignee.  The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees for the benefit of Borrowers and the other Finance Parties that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Agreement, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

Exhibit C, Page 2

6.           Subsequent Assignments.  After the Effective Date, the Assignee shall have the right pursuant to Section 9 of the Loan Agreement to assign the rights which are assigned to the Assignee, provided that any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained.

7.           Entire Agreement.  This Agreement and the Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

8.           Governing Law.  This Agreement shall be governed by the internal law, and not the law of conflicts, of the State of _________.

9.           Notices.  Notices shall be given under this Agreement in the manner set forth in the Loan Agreement.

[Remainder of page intentionally left blank.
Signature page follows immediately]

Exhibit C, Page 3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:
By: ________________________________
Name:______________________________
Title: _______________________________
ASSIGNEE:
By: ________________________________
Name:______________________________
Title: _______________________________

CONSENTED TO BY AGENT:	SAPINDA UK LIMITED
By: ________________________________
Name:______________________________
Title: _______________________________

[ADD BORROWERS’ CONSENT IF REQUIRED]

Exhibit C, Page 4

EXHIBIT D

PUBLIC SIDE LENDERS

None.

Exhibit D, Page 1